Exhibit (b)(1)

Execution Version

WELLS FARGO BANK, NATIONAL ASSOCIATION 125 High Street, 11th Floor Boston, MA 02110	BANK OF AMERICA, N.A. One Bryant Park New York, New York 10036	BARCLAYS 745 Seventh Avenue New York, NY 10019	CREDIT SUISSE AG CREDIT SUISSE LOAN FUNDING LLC Eleven Madison Avenue New York, New York 10010

DEUTSCHE BANK AG NEW YORK BRANCH DEUTSCHE BANK SECURITIES INC. 60 Wall Street New York, New York 10005	MIZUHO BANK, LTD. 1271 Avenue of the Americas New York, New York 10020		ROYAL BANK OF CANADA RBC CAPITAL MARKETS, LLC 200 Vesey Street New York, NY 10281

CONFIDENTIAL

March 2, 2021

Magic AcquireCo, Inc.

c/o Apollo Management IX, L.P.

2000 Avenue of the Stars, Suite 510 North

Los Angeles, CA 90067

Attention: Andy Jhawar

Project Magic

$1,000 million Senior Secured Asset-Based Revolving Credit Facility

Commitment Letter

Ladies and Gentlemen:

You have advised Wells Fargo Bank, National Association (“Wells Fargo”), Bank of America, N.A. (“Bank of America”), Barclays Bank PLC (“Barclays”), Credit Suisse AG (acting through such of its affiliates or branches as it deems appropriate, “CS”), Credit Suisse Loan Funding LLC (“CSLF” and, together with CS and their respective affiliates, “Credit Suisse”), Deutsche Bank AG New York Branch (“DBNY”), Deutsche Bank Securities Inc. (“DBSI” and, together with DBNY, “Deutsche Bank”), Mizuho Bank, Ltd. (“Mizuho”), Royal Bank of Canada (“RBC”), and RBC Capital Markets1 (“RBCCM” and, together with RBC, “Royal Bank of Canada” and, together with Wells Fargo, Bank of America, Barclays, Credit Suisse, Deutsche Bank, Mizuho, and Royal Bank of Canada,the “Banks”), that (i) Magic AcquireCo, Inc., a Delaware corporation (“Holdings”), and Magic MergeCo, Inc., a Delaware corporation and a direct or indirect wholly-owned subsidiary of Holdings (“Merger Sub” and together with Holdings, “you”), intend to enter into an agreement and plan of merger (including all exhibits and schedules thereto, the “Merger Agreement”) with The Michaels Companies, Inc., a Delaware corporation (the “Target”), pursuant to which Merger Sub will merge with and into the Target, with the Target surviving as a direct or indirect wholly-owned subsidiary of Holdings, and (ii) you intend to consummate the other transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”).

[1]	RBC Capital Markets is the brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

You have further advised us that, in connection therewith, the Borrowers (as defined in the Transaction Description) will obtain the ABL Facility (as defined in the Transaction Description), subject solely to the conditions set forth in Section6 of this Commitment Letter, in the Term Sheet (as defined below) under the paragraph titled “Conditions Precedent to Closing” and in Exhibit C hereto.

Capitalized terms used but not defined herein have the meaning assigned to such terms in the Transaction Description or the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”).

1.	Commitments.

In connection with the foregoing, (a) Wells Fargo is pleased to advise you of its several, but not joint, commitment to provide 16% of the principal amount of the ABL Facility, (b) Bank of America is pleased to advise you of its several, but not joint, commitment to provide 16% of the principal amount of the ABL Facility, (c) Barclays is pleased to advise you of its several, but not joint,commitment to provide 16% of the principal amount of the ABL Facility, (d) CS is pleased to advise you of its several, but not joint, commitment to provide 16% of the principal amount of the ABL Facility, (e) DBNY is pleased to advise you of its several, but not joint, commitment to provide 12% of the principal amount of the ABL Facility, (f) Mizuho is pleased to advise you of its several, but not joint, commitment to provide 12% of the principal amount of the ABL Facility, and (g) RBC is pleased to advise you of its several, but not joint, commitment to provide 12% of the principal amount of the ABL Facility, in each case, upon the terms and subject solely to the conditions set forth in this commitment letter (including the Term Sheet and other attachments hereto, this “Commitment Letter”).

You shall have the right, at any time until 15 business days after the date this Commitment Letter and the Fee Letter referred to below are executed and delivered by you, to obtain commitments from additional banks, financial institutions and other entities (the “Additional Initial Lenders” and, together with the Banks, each, an “Initial Lender” and, collectively, the “Initial Lenders”) to assume the rights and obligations of the Bank hereunder in respect of up to 15% of the commitments under the ABL Facility; provided that the Additional Initial Lenders and the assignment and assumption documentation shall be reasonably acceptable to the Banks. Each Bank’s commitments (and any commitment held by any and all lenders to which the Banks hereunder assign a portion of their commitments in accordance with the terms hereof prior to the execution of such documentation other than to Additional Initial Lenders) shall be reduced pro rata by the aggregate amount of commitments held by the Additional Initial Lenders upon the execution by such Additional Initial Lenders of such documentation.

2.	Titles and Roles.

It is agreed that (a) each of Wells Fargo, Bank of America, Barclays, CSLF, DBSI, Mizuho and RBCCM will act as a joint bookrunner anda joint lead arranger (together with any additional lead arrangers appointed by the Lead Borrower (as defined in the Transaction Description), each, in such capacity, a “Lead Arranger” and, collectively, the “Lead Arrangers”) for the ABL Facility and (b) Wells Fargo will act as sole administrative agent and collateral agent for the ABLFacility, in each case upon the terms and subject to the conditions set forth or referred to in this Commitment Letter. You may appoint additional co-agents, co-managers and one or more joint bookrunners and joint lead arrangers reasonably acceptable to the Banks (the “Additional Arrangers” and, together with the Bank, each, an “Arranger” and collectively, the “Arrangers” and, together with the Initial Lenders and their respective affiliates, the “Financial Institutions”, “we” or “us”). We, in such capacities, will perform the duties and exercise the authority customarily performed and exercised by us in such roles. You agree that Wells Fargo will have “left” placement in any and all marketing materials or other documentation used in connection with the

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ABL Facility and the role and responsibilities customarily associated with such placement. You and we further agree that no other titles will be awarded (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) in connection with the ABL Facility unless you and we shall so agree.

3.	Syndication.

Subject to Section 9 of this Commitment Letter, we reserve the right, prior to and/or after the execution of definitive documentation for the ABL Facility (which will initially be drafted by your counsel), to syndicate all or a portion of the Initial Lenders’ commitments with respect to the ABL Facility to a group of banks, financial institutions and other institutional lenders (together with the Initial Lenders, the “Lenders”) identified by us in consultation with you and subject to your consent (such consent not to be unreasonably withheld or delayed). Notwithstanding anything to the contrary contained herein, any resales or assignments of loans or commitments under the ABL Facility by any Lender (including the Initial Lenders) on or following the date of the closing of the ABL Facility (the “Closing Date”) shall be governed by the provisions of the ABL Facility as set forth in the Term Sheet. Each Lender further agrees not to syndicate any of the commitments with respect to the ABL Facility to certain financial institutions and other entities that have been specified by you in writing on or prior to the date hereof or competitors of the Target and its subsidiaries specified by you in writing on or prior to the date hereof (the list of which may be updated from time to time by you in writing (i) after the date hereof and prior to the syndication of the ABL Facility and/or (ii) after the Closing Date, in each case, with respect to additional bona fide competitors of the Target and its subsidiaries and any affiliates of such bona fide competitors) (collectively, the “Disqualified Lenders”); provided that, for the avoidance of doubt, any such additional designation shall not apply retroactively to any prior assignment or participation made to any Lender that was permitted hereunder at the time of such assignment or participation. We intend to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree to actively assist us in completing a syndication that is reasonably satisfactory to us and you until the Closing Date. During such period, such assistance shall include (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit from the Sponsor’s and your existing lending and investment banking relationships and subject always to the extent expressly provided in the Merger Agreement, the existing lending and investment banking relationships of the Target and its subsidiaries, (b) direct contact between appropriate members of senior management, certain representatives and certain non-legal advisors of you (and subject always to the extent expressly provided in the Merger Agreement, your using commercially reasonable efforts to cause direct contact between appropriate members of senior management, certain representatives and certain non-legal advisors of the Target and its subsidiaries) and the proposed Lenders, in all such cases at times mutually agreed upon, (c) assistance by you and the Sponsor (and subject always to the extent expressly provided in the Merger Agreement, your using commercially reasonable efforts to cause the assistance by the Target and its subsidiaries) in the preparation of a customary confidential information memorandum (“Confidential Information Memorandum”) and other customary marketing materials to be used in connection with the syndication of the ABL Facility and (d) the hosting, with the Arrangers, of up to three meetings or conference calls of prospective Lenders at times and locations mutually agreed upon. Without limiting your obligations to assist with syndication efforts as set forth above, the commencement, conduct or completion of such syndication isnot a condition to the commitments or the closingof the ABL Facility on the Closing Date.

You agree, at the request of the Lead Arrangers, to assist us in the preparation of a version of the Confidential Information Memorandum and other customary marketing materials to be used in connection with the syndication of the ABL Facility, consisting exclusively of information that is either (i) publicly available (or, in the case of a company that is not a public reporting company, information of a type that would reasonably be expected to be publicly available if such company were a public reporting company) or (ii) not material with respect to Holdings, the Lead Borrower, the Target

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and their respective subsidiaries, taken as a whole, or any of their respective securities for purposes of United States Federal and state securities laws (all such information and documentation being “Public Lender Information”). Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information”. It is understood that, in connection with your assistance described above, customary authorization letters, consistent with the terms of this Commitment Letter, will be included in any information package and presentation whereby you authorize the distribution of such information to prospective Lenders containing a representation substantially consistent with the first sentence of Section 4 of this Commitment Letter and a representation by you to the Financial Institutions that the Public Lender Information does not include material non-public information (or, in the case of a company that is not a public reporting company, material information of a type that would not reasonably be expected to be publicly available if such company were a public reporting company) about Holdings, the Lead Borrower, the Target and their respective subsidiaries, taken as a whole, or their respective securities and exculpating you, Holdings, the Investors, the Target and us with respect to any liability related to the use of the contents of such Public Lender Information or any other related marketing materials by the recipients thereof. You acknowledge and agree that, subject to the confidentiality and other provisions of Section 12 of this Commitment Letter, the following documents may be distributed to potential Lenders wishing to receive only Public Lender Information (unless you or your counsel promptly notify us (including by email) otherwise and provided that you and your counsel have been given a reasonable opportunity to review such documents and comply with applicable securities law disclosure obligations): (a) term sheets and drafts that are not marked confidential and final definitive documentation with respect to the ABL Facility; provided that, for the avoidance of doubt, no such term sheets or drafts may be distributed to any potential Lenders unless approved by you (such approval not to be unreasonably withheld or delayed); (b) administrative materials prepared by the Arrangers for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda); and (c) notification of changes in the previously disclosed terms of the ABL Facility. You also agree to use commercially reasonable efforts to identify that portion of any other Information (as defined below) or Projections (as defined below) (collectively, the “Borrower Materials”) to be distributed to “public side” lenders (i.e., lenders that do not wish to receive material non-public information (or, in the case of a company that is not a public reporting company, material information of a type that would not reasonably be expected to be publicly available if such company were a public reporting company) with respect to Holdings, the Lead Borrower, the Target and their respective subsidiaries, taken as a whole, or any of their respective securities), including by clearly and conspicuously marking such materials “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. By marking Borrower Materials “PUBLIC”, you shall be deemed to have authorized the Arrangers and the proposed Lenders to treat such Borrower Materials as not containing any material non-public information (or, in the case of a company that is not a public reporting company, material information of a type that would not reasonably be expected to be publicly available if such company were a public reporting company) with respect to Holdings, the Lead Borrower, the Target and their respective subsidiaries, taken as a whole, or any of their respective securities for purposes of United States Federal and state securities laws (it being understood that you shall not be under any obligation to mark the Borrower Materials “PUBLIC”). You hereby acknowledge and agree that any Borrower Materials that are not marked “PUBLIC” shall be treated as Private Lender Information by the Arrangers. For the avoidance of doubt, in connection with the foregoing requirements to provide assistance, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality owing to a third party and binding on you, the Target or your or its respective affiliates, or waive any attorney-client privilege of you, the Sponsor, the Target or your or their respective affiliates; provided that no such obligations of confidentiality shall be entered into in contemplation of this sentence and in the event you do not provide information in reliance on this sentence, if permitted you shall provide notice to us that such information is being withheld and you shall use your commercially reasonable efforts to obtain the relevant consents and to communicate, to the extent both feasible and permitted under applicable law, rule, regulation or confidentiality obligation and to the extent such communication would not risk waiver of privilege, the applicable information.

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The Lead Arrangers will manage all aspects of any syndication in consultation with you, including (in each case subject to the provisions set forth in this Commitment Letter and the Fee Letter) decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders, any naming rights and the amount and distribution of fees among the Lenders. To assist the Arrangers in their syndication efforts, you agree promptly to prepare and provide (and subject always to the extent provided in the Merger Agreement, to use commercially reasonable efforts to cause the Target and its subsidiaries to provide) to the Lead Arrangers all customary information reasonably requested by the Lead Arrangers that is reasonably available to you with respect to Holdings, the Lead Borrower, the Target and their respective subsidiaries and the Transactions (as defined in the Transaction Description), including customary financial information and projections (such projections, the “Projections”), as the Lead Arrangers may reasonably request in connection with the structuring, arrangement and syndication of the ABL Facility. Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Arrangers as a condition precedent to closing shall be those required to be delivered pursuant to Exhibit C hereof.

You hereby agree that, prior to the Closing Date, there shall be no competing issues, offerings or placements of debt securities or commercial bank or other credit facilities by or on behalf of you or the Lead Borrower, and you will use commercially reasonable efforts to ensure that there are no competing issues, offerings or placements of debt securities or commercial bank or other credit facilities by or on behalf of the Target or its subsidiaries, being offered, placed or arranged (other than the ABL Facility, the Term Facility (as defined in the Transaction Description), the Senior Secured Bridge Facility (as defined in the Transaction Description), the Senior Secured Notes (as defined in the Transaction Description) (and/or the Senior Secured Securities (as defined in the fee letter related to the Term Loan/Bridge Commitment Letter (as defined in the Transaction Description) (the “Term Loan/Bridge Fee Letter”))), the Senior Unsecured Bridge Facility (as defined in the Transaction Description), the Senior Unsecured Notes (as defined in the Transaction Description) (and/or the Senior Unsecured Securities (as defined in the Term Loan/Bridge Fee Letter), any indebtedness of the Target and its subsidiaries permitted to be incurred or outstanding pursuant to the Merger Agreement and/or other indebtedness incurred in the ordinary course of business of the Target and its subsidiaries for capital expenditures, supply chain and working capital purposes), without the consent of the Lead Arrangers, if such issuance, offering, placement or arrangement would reasonably be expected to materially impair the primary syndication of the ABL Facility.

4.	Information.

You hereby represent that (with respect to information relating to the Target and its subsidiaries, to the best of your knowledge) (a) all written factual information (other than the Projections, forward looking information and information of a general economic or industry specific nature) (the “Information”) that has been or will be made available to us by you, the Target, the Sponsor or any of your or their representatives on your behalf in connection with the transactions contemplated hereby, when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates provided thereto) and (b) the Projections and other forward looking information that have been or will be made available to us by you, the Target, the Sponsor or any of your or their respective representatives on your behalf in connection with the transactions contemplated hereby have been or will be prepared in

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good faith based upon assumptions that you believe to be reasonable at the time made and at the time such Projections are made available to us; it being understood by the Lenders that such Projections are as to future events and are not to be viewed as facts, such Projections are subject to significant uncertainties and contingencies and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results, such differences may be material, and that no assurance can be given that the projected results will be realized. You agree that, if at any time prior to the Closing Date, you become aware that any of the representations in the preceding sentence would be incorrect (to the best of your knowledge with respect to Information and Projections and any forward looking information relating to the Target and its subsidiaries) in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will use commercially reasonable efforts to promptly supplement the Information and the Projections so that such representations will be correct (to the best of your knowledge with respect to Information and Projections and any forward looking information relating to the Target and its subsidiaries) in all material respects under those circumstances; provided that the obligations to supplement the Information and Projections under this sentence shall not in any event terminate prior to the Closing Date. In arranging and syndicating the ABL Facility, the Arrangers, and, in committing to provide the ABL Facility, the Initial Lenders, will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof.

5.	Fees.

As consideration for the Initial Lenders’ commitments hereunder, and our agreements to perform the services described herein, you agree to pay (or to cause the Lead Borrower to pay) to us the fees set forth in the fee letter dated the date hereof and delivered herewith with respect to the ABL Facility (the “Fee Letter”) on the terms and subject to the conditions set forth therein. Once paid, such fees shall not be refundable under any circumstances except as agreed to between you and us.

6.	Conditions Precedent.

The Initial Lenders’ obligations to fund and make effective their respective commitments hereunder, and our agreements to perform the services described herein, are subject solely to (a) the execution and delivery by the Lead Borrower (and Holdings, as applicable) of the definitive documentation with respect to the ABL Facility on the terms set forth in the Term Sheet, consistent with the Documentation Precedent (as defined in the Fee Letter), and (b) the satisfaction (or waiver by the Initial Lenders) in all material respects of the conditions set forth in the Term Sheet under the paragraph titled “Conditions Precedent to Closing” and Exhibit C hereto, and upon satisfaction (or waiver by the Initial Lenders) of such conditions, the closing and initial funding of the ABL Facility shall occur. There are no conditions (implied or otherwise) to the commitments hereunder with respect to the ABL Facility, and there will be no conditions (implied or otherwise) under the applicable definitive documentation of the ABL Facility on the Closing Date, including compliance with the terms of this Commitment Letter, the Fee Letter, the definitive documentation with respect to the ABL Facility or any other agreement, other than the conditions expressly referred to in the previous sentence with respect to the ABL Facility. The provisions of this Section 6, together with the last paragraph of Exhibit C, are referred to as the “Certain Funds Provision”.

7.	Indemnification; Expenses.

You agree (a) to indemnify and hold harmless each Financial Institution and its affiliates, and the respective officers, directors, employees, agents, controlling persons, members and representatives of each of the foregoing and their respective successors and assigns (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses,

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joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Transactions, the ABL Facility, the use or intended use of the proceeds of the ABL Facility or any related transaction or any actual or threatened claim, actions, suits, inquiries, litigation, investigation or proceeding (any such claim, actions, suits, inquiries, litigation, investigation or proceeding, a “Proceeding”) relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto (and regardless of whether such matter is initiated by you, your or the Target’s equity holders, creditors or any other third party or by Holdings, the Lead Borrower, the Target or any of their respective subsidiaries or affiliates), and to reimburse each such Indemnified Person promptly upon demand for any reasonable documented out-of-pocket legal expenses incurred in connection with investigating or defending any of the foregoing by one firm of counsel for all Indemnified Persons, taken as a whole (and, if necessary, by a single firm of local counsel in each appropriate jurisdiction for all Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel with your prior consent (not to be unreasonably withheld or delayed), of another firm of counsel (and local counsel, if applicable) for such affected Indemnified Person)) and other reasonable documented out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing or in connection with the enforcement of any provision of this Commitment Letter or the Fee Letter; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to (A)losses, claims, damages, liabilities or related expenses (i) to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s controlled or controlling affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members or representatives (collectively, such Indemnified Person’s “Related Persons”) (provided that each reference to “representatives” pertains solely to such representatives involved in the negotiation of this Commitment Letter or syndication of the ABL Facility), (ii) arising out of a material breach by such Indemnified Person (or any of such Indemnified Person’s Related Persons) of its obligations under this Commitment Letter (as determined by a court of competent jurisdiction in a final and non-appealable judgment), or (iii) arising out of any claim, actions, suits, inquiries, litigation, investigation or proceeding that does not involve an act or omission of you or any of your affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than any claim, actions, suits, inquiries, litigation, investigation or proceeding against any Financial Institution in its capacity or in fulfilling its role as an administrative agent, or other agent or Arranger under the ABL Facility), (B) any settlement entered into by such Indemnified Person (or any of such Indemnified Person’s Related Persons) without your written consent (such consent not to be unreasonably withheld, delayed or conditioned); provided, however, that the foregoing indemnity will apply to any such settlement in the event that you were offered the ability to assume the defense of the action that was the subject matter of such settlement and elected not to assume such defense, or (C) any expenses of the type referred to in clause (b) of this sentence except to the extent such expenses would otherwise be of the type referred to in clause (a), and (b) in the event the Closing Date occurs, to reimburse the Financial Institutions from time to time, upon presentation of a reasonably detailed summary statement, for all reasonable documented out-of-pocket expenses (including but not limited to expenses of our due diligence investigation, fees of consultants hired with your prior written consent (such consent not to be unreasonably withheld or delayed), expenses related to applicable collateral audits and/or appraisals, syndication expenses, travel expenses and fees, disbursements and other charges of counsel identified in the Term Sheet and of a single firm of local counsel to the Arrangers in each appropriate jurisdiction retained with your prior written consent (such consent not to be unreasonably withheld or delayed) (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel with your prior written consent (not to be unreasonably withheld or delayed), of another firm of counsel (and local counsel, if applicable) for such affected Indemnified Person)), in each case, incurred in connection with the ABL Facility and the preparation, negotiation and enforcement of this Commitment Letter, the

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Fee Letter, the definitive documentation for the ABL Facility and any ancillary documents or security arrangements in connection therewith. It is further agreed that the Financial Institutions shall have no liability to any person other than you, and you shall have no liability to any person other than the Financial Institutions and the Indemnified Persons in connection with this Commitment Letter, the Fee Letter, the ABL Facility or the transactions contemplated hereby or thereby. No Indemnified Person shall be liable for any damages arising from the use by others of any information or other materials obtained through internet, electronic, telecommunications or other information transmission systems except to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of its Related Persons. None of the Indemnified Persons or (except solely as a result of your indemnification obligations set forth above to the extent an Indemnified Person is found so liable) you, the Sponsor or any of your or its respective affiliates or the respective directors, officers, employees, advisors, and agents of the foregoing shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Fee Letter, the ABL Facility or the transactions contemplated hereby or thereby. The provisions of this Section 7 shall be superseded in each case by the applicable provisions contained in the definitive documentation for the ABL Facility, to the extent covered thereby, upon execution thereof and thereafter shall have no further force and effect. You shall not, without the prior written consent of each applicable Indemnified Person (which consent, except with respect to a settlement including a statement of the type referred to in clause (b) below, shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (a) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability on claims that are the subject matter of such Proceedings, (b) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person and (c) includes customary confidentiality and non-disparagement agreements.

8.	Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

You acknowledge that we may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise. We will not furnish confidential information obtained from you, the Sponsor, the Target or any of your or their representatives by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you or the Sponsor to other companies. You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies.

You further acknowledge and agree that (a) each Financial Institution will act as an independent contractor and no fiduciary, advisory or agency relationship between you and us is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether we have advised or are advising you on other matters, (b) each Financial Institution is acting solely as a principal and not as an agent of yours hereunder and the Financial Institutions, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of us, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that we are engaged in a broad range of transactions that may involve interests that differ from your interests and that we do not have any obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship and (e) you waive, to the fullest extent permitted by law, any claims you may have against us for breach of fiduciary duty or alleged breach of fiduciary duty and agree that we shall not have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.

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You further acknowledge that each Financial Institution or its affiliates is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we or our affiliates may provide investment banking and other financial services to, and/or we or our affiliates may acquire, hold or sell, for our own or our affiliates’ accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, the Lead Borrower, the Target and its subsidiaries and other companies with which you, the Lead Borrower or the Target or its subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by us or our affiliates, or any of our or our affiliates’ customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

In addition, please note that Credit Suisse has been retained as a buy-side financial advisor (in such capacity, the “Financial Advisor”) in connection with the Merger. Each party hereto agrees to such retention, and further agree not to assert any claim it might allege based on any actual or potential conflicts of interest that might be asserted to arise or result primarily from, on the one hand, the engagement of the Financial Advisor, and on the other hand, our and our affiliates’ relationships with you as described and referred to herein. Each of the Financial Institutions party hereto acknowledges (i) the retention of Credit Suisse as Financial Advisor and (ii) that such relationship does not create any fiduciary duties or fiduciary responsibilities to such Financial Institution on the part of Credit Suisse or its affiliates.

9.	Assignments; Amendments; Governing Law, Etc.

This Commitment Letter shall not be assignable by any party hereto (other than by you to the Lead Borrower or one or more of your domestic affiliates formed for the purpose of consummating the Transactions (other than any portfolio company of the Sponsor), in any case that will, after giving effect to the Transactions, (i) own (directly or indirectly) the Target or be a successor to the Target and (ii) be controlled by the Sponsor), without the prior written consent of each other party hereto (not to be unreasonably withheld) and any attempted assignment without such consent shall be null and void, is intended to be solely for the benefit of the parties hereto (and Indemnified Persons to the extent expressly provided for herein), and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly provided for herein); provided that each Initial Lender may assign its commitments hereunder (subject to the provisions set forth in this Commitment Letter) to one or more prospective Lenders, provided, further, that, except for assignments to Additional Initial Lenders as set forth above, such Initial Lender shall only be released from the portion of its commitment hereunder so assigned to the extent such assignee provides the portion of the commitment assigned to it on the Closing Date on the terms and conditions to closing set forth herein. Unless you otherwise agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the ABL Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred. Any and all obligations of, and services to be provided by, each of us hereunder (including, without limitation, our commitments as an Initial Lender) may be performed and any and all of our rights hereunder may be exercised by or through any of our respective affiliates or branches and, in connection with such performance or exercise, we may, subject to Section 12, exchange with such affiliate or branches information concerning you and your affiliates that may be the subject of the transactions contemplated hereby and, to the extent so employed, such affiliates and branches shall be entitled to the benefits afforded to us hereunder and be subject to the obligations undertaken by us hereunder.

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This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by us and you.

This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. The words “execution,” “signed,” “signature” and words of like import in this Commitment Letter relating to the execution and delivery of this Commitment Letter shall be deemed to include electronic signatures, which shall be of the same legal effect, validity or enforceability as a manually executed signature to the extent and as provided in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

You acknowledge that information and documents relating to the ABL Facility may be transmitted through Syndtrak, Intralinks, the internet, e-mail or similar electronic transmission systems, and that no Indemnified Person or any of its Related Persons shall be liable for any damages arising from the use by others of information or documents transmitted in such manner except to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of its Related Persons. We may, in consultation with you, place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as we may choose, and circulate similar promotional materials, after the closing of the Transactions in the form of a “tombstone” or otherwise describing the names of the Lead Borrower and its affiliates (or any of them), and the amount, type and closing date of such Transactions, all at the expense of the applicable Financial Institution. This Commitment Letter and the Fee Letter supersede all prior understandings, whether written or oral, between us with respect to the ABL Facility. THIS COMMITMENT LETTER, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE IN ANY WAY TO THIS COMMITMENT LETTER, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW; provided, however, that (A) the interpretation of the definition of “Material Adverse Effect” (as defined in Exhibit C) and whether or not a Material Adverse Effect has occurred (in each case solely for purposes of the conditions to closing of the ABL Facility on the Closing Date), (B) the determination of the accuracy of any Target Representations (as defined in Exhibit C) and whether as a result of any inaccuracy thereof Holdings has the right (taking into account applicable cure provisions) to terminate its obligations under the Merger Agreement (in accordance with the terms of the Merger Agreement) as a result of a breach of such representations in the Merger Agreement and (C) whether the Merger and/or Tender Offer have been consummated on the terms described in the Merger Agreement shall, in each case, be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State (as defined in the Merger Agreement).

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10.	Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any NewYork State court or Federal court of the United States of America sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, and agrees that all claims in respect of any such action or proceeding shall be brought, heard and determined only in such NewYork State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any such NewYork State or Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court, and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. You and we agree that service of any process, summons, notice or document by registered mail addressed to you or us at the respective addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

11.	Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

12.	Confidentiality.

This Commitment Letter is delivered to you on the understanding that none of the Fee Letter and its terms or substance or, prior to your acceptance hereof, this Commitment Letter and its terms or substance, shall be disclosed, directly or indirectly, by you to any other person except (a) to the Investors, prospective Investors and to your and their respective officers, directors, employees, attorneys, agents, accountants, advisors, controlling persons and equity holders who are directly involved in the consideration of this matter on a confidential basis or (b) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding or otherwise as required by applicable law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities (in which case you agree to inform us promptly thereof to the extent permitted by law); provided that (x) you may disclose this Commitment Letter and the contents hereof (but not the Fee Letter or the contents thereof other than pursuant to clause (i) below and only if redacted in a manner reasonably satisfactory to the Lead Arrangers) (i) to the Target and its subsidiaries and their respective officers, directors, employees, attorneys, agents, accountants, advisors, controlling persons, creditors and equity holders who are directly involved in the consideration of this matter, in each case on a confidential basis; provided that, for the avoidance of doubt, the Target may disclose this Commitment Letter and the contents hereof in connection with any required filings with the Securities and Exchange Commission or any equivalent regulatory authority in applicable foreign jurisdictions or to any regulatory authority having jurisdiction over the Target (but not the Fee Letter or the contents thereof), (ii) in any syndication or other marketing materials, prospectus or other offering memorandum, or any public or regulatory filing in each case relating to the Transactions, the ABL Facility, the Term Facility, the Senior Secured Bridge Facility, the Senior Secured Notes (and/or the Senior Secured Securities), the Senior Unsecured Bridge Facility and/or the Senior Unsecured Notes (and/or the Senior Unsecured Securities),

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(iii) to any rating agencies, (iv) to potential debt providers in coordination with us to obtain commitments to the ABL Facility, the Term Facility, the Senior Secured Bridge Facility, the Senior Secured Notes (and/or the Senior Secured Securities), the Senior Unsecured Bridge Facility and/or the Senior Unsecured Notes (and/or the Senior Unsecured Securities) from such potential debt providers and (v) to the extent such information becomes publicly available other than by reason of improper disclosure by you or your Related Persons in violation of any confidentiality obligations hereunder, (y) you may disclose the aggregate amounts contained in the Fee Letter as part of the Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the ABL Facility, the Term Facility, the Senior Secured Bridge Facility, the Senior Secured Notes (and/or the Senior Secured Securities), the Senior Unsecured Bridge Facility and/or the Senior Unsecured Notes (and/or the Senior Unsecured Securities) or to the extent customary or required in any public or regulatory filing relating to the ABL Facility, the Term Facility, the Senior Secured Bridge Facility, the Senior Secured Notes (and/or the Senior Secured Securities), the Senior Unsecured Bridge Facility and/or the Senior Unsecured Notes (and/or the Senior Unsecured Securities) or the Transactions and (z) after your acceptance hereof, you may disclose the Commitment Letter and the Fee Letter and the contents thereof to prospective Additional Initial Lenders who have agreed to be bound by confidentiality restrictions with respect thereto on substantially the terms set forth in the next paragraph; provided, further, that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and the contents thereof) after the Closing Date.

We shall use all non-public information received by or on behalf of us and our affiliates in connection with this Commitment Letter and the transactions contemplated hereby solely for the purposes of negotiating, evaluating and consulting on the transactions contemplated hereby and providing the services that are the subject of this Commitment Letter and shall treat confidentially, together with the terms and substance of this Commitment Letter and the Fee Letter, all such information; provided, however, that nothing herein shall prevent us from disclosing any such information (a) to rating agencies, (b) to any Lenders, participants or hedging counterparties or prospective Lenders, participants or hedging counterparties who have agreed to be bound by confidentiality and use restrictions in accordance with the proviso to this sentence, (c) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable law or regulations (in which case we shall promptly notify you, in advance, to the extent permitted by law), (d) upon the request or demand of any regulatory or self-regulatory authority having or asserting jurisdiction over us or our respective affiliates (in which case, except with respect to any audit or examination conducted by bank accountants or any governmental, regulatory, or self-regulatory authority exercising examination or regulatory authority, we shall promptly notify you, in advance, to the extent reasonably practical and permitted by law), (e) to our affiliates and to our and our affiliates’ respective officers, directors, employees, controlling persons, legal counsel, independent auditors, professionals and other experts or agents (collectively, “Representatives”) who need to know such information and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential (and each of us shall be responsible for our respective Representatives’ compliance with this paragraph), (f) to any of our respective affiliates and their Representatives (provided that any such affiliate or Representative is advised of its obligation to retain such information as confidential, and each of us shall be responsible for our respective affiliates’ and their Representatives’ compliance with this paragraph) to be utilized solely in connection with rendering services or providing commitments to you or the Borrowers in connection with the Transactions, (g) to the extent any such information becomes publicly available other than by reason of disclosure by us, our respective affiliates or any of our respective Representatives in breach of this Commitment Letter, (h) to the extent that such information is received by us from a third party that is not, to our knowledge, subject to confidentiality obligations owing to you, the Sponsor, the Target or any of your or their respective affiliates or related parties, (i) to the extent that such information is independently developed by us, (j) for purposes of establishing a “due diligence” defense (in which case we shall promptly notify you, in advance, to the extent permitted by law) or (k) to the extent that such

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information was already in our possession prior to any duty or other undertaking of confidentiality entered into in connection with the Transactions; provided that the disclosure of any such information to any Lenders, prospective Lenders, participants, prospective participants, hedging counterparties or prospective hedging counterparties referred to above shall be made subject to the acknowledgment and acceptance by such Lender, prospective Lender, participant, prospective participant, hedging counterparty or prospective hedging counterparty that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and us, including, without limitation, as agreed in any confidential information memorandum or other marketing materials) in accordance with our standard syndication processes or customary market standards for dissemination of such type of information; provided, further, that no disclosure of any information may be made to any Disqualified Lender (it being understood that this provision shall not have retroactive application with respect to previously disclosed information). The provisions of this paragraph shall automatically terminate and be superseded by the confidentiality provisions to the extent covered in the definitive documentation for the ABL Facility upon the closing thereof and shall in any event automatically terminate two years following the date of this Commitment Letter. Please note that we and our affiliates do not provide tax, accounting or legal advice. Notwithstanding any other provision herein, this Commitment Letter does not limit the disclosure of any tax strategies to the extent required by applicable law.

13.	Surviving Provisions.

The survival, compensation, reimbursement, indemnification, absence of fiduciary relationship, confidentiality, information, syndication, jurisdiction, governing law and waiver of jury trial provisions contained herein and in the Fee Letter and the provisions of Section 8 of this Commitment Letter shall remain in full force and effect in accordance with their terms notwithstanding the termination of this Commitment Letter or the Initial Lenders’ commitments hereunder and our agreements to perform the services described herein; provided that your obligations under this Commitment Letter and the Fee Letter, other than those provisions relating to confidentiality, compensation and to the syndication of the ABL Facility, shall automatically terminate and be superseded by the definitive documentation relating to the ABL Facility upon the closing thereof, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and/or the Initial Lenders’ commitments with respect to the ABL Facility (or portion thereof pro rata among the Initial Lenders) hereunder at any time subject to the preceding sentence.

14.	PATRIOT Act Notification, etc.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”) and the requirements of 31 C.F.R. §1010.230 (the “Beneficial Ownership Regulation”), each Lender is required to obtain, verify and record information that identifies the Borrowers and the Guarantors, which information includes the name, address, tax identification number and other information regarding the Borrowers and the Guarantors that will allow such Lender to identify the Borrowers and the Guarantors in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Financial Institution and each Lender.

15.	Acceptance and Termination.

If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on March 4,

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2021. The Initial Lenders’ commitments hereunder, and our agreements to perform the services described herein, will expire automatically and without further action or notice and without further obligation to you at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence. In the event that (i) the Closing Date does not occur on or before the date that is five business days after the Outside Date (as defined in the Merger Agreement as in effect on the date hereof and as it may be extended in accordance with the terms of the Merger Agreement as in effect on the date hereof), (ii) the Merger Agreement is terminated without the consummation of the Merger (as defined in the Transaction Description) having occurred or (iii) the closing of the Merger occurs without the closing of the ABL Facility, then this Commitment Letter and the Initial Lenders’ commitments hereunder, and our agreements to perform the services described herein, shall automatically terminate without further action or notice and without further obligation to you unless we shall, in our discretion, agree to an extension.

[Remainder of this page intentionally left blank]

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We are pleased to have been given the opportunity to assist you in connection with the financing for the Tender Offer (as defined in the Transaction Description) and the Merger.

Very truly yours,

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Cory Loftus
Name:	Cory Loftus
Title: Managing Director

[Commitment Letter - Signature Page]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Tender Offer (as defined in the Transaction Description) and the Merger.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ John C. McMenamin
Name: John C. McMenamin
Title: Director

[Commitment Letter – Signature Page]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Tender Offer (as defined in the Transaction Description) and the Merger.

Very truly yours,

BARCLAYS BANK PLC

By:	/s/ Joseph Jordan
Name: Joseph Jordan
Title: Managing Director

[Magic Commitment Letter - Signature Page]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Tender Offer (as defined in the Transaction Description) and the Merger.

Very truly yours,

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ Vipul Dhadda
Name:	Vipul Dhadda
Title:	Authorized Signatory

By:	/s/ Nicolas Thierry
Name:	Nicolas Thierry
Title:	Authorized Signatory

CREDIT SUISSE LOAN FUNDING LLC

By:	/s/ Malcolm Price
Name:	Malcolm Price
Title:	Managing Director

[Commitment Letter – Signature Page]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Tender Offer (as defined in the Transaction Description) and the Merger.

Very truly yours,

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ John Huntington
Name: John Huntington
Title: Managing Director

By:	/s/ Celine Catherin
Name: Celine Catherin
Title: Managing Director

DEUTSCHE BANK SECURITIES INC.

By:	/s/ John Huntington
Name: John Huntington
Title: Managing Director

By:	/s/ Celine Catherin
Name: Celine Catherin
Title: Managing Director

[ABL Commitment Letter – Signature Page]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Tender Offer (as defined in the Transaction Description) and the Merger.

Very truly yours,

MIZUHO BANK, LTD.

By:	/s/ Tracy Rahn
	Name:	Tracy Rahn
	Title:	Executive Director

[Commitment Letter – Signature Page]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Tender Offer (as defined in the Transaction Description) and the Merger.

Very truly yours,

ROYAL BANK OF CANADA

By:	/s/ Charles D Smith
Name:	Charles Smith
Title:	Managing Director

[Commitment Letter – Signature Page]

Accepted and agreed to as of the date first above written:

MAGIC ACQUIRECO, INC.

By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

[Commitment Letter – Signature Page]

EXHIBIT A

Project Magic

$1,000 million Senior Secured Asset-Based Revolving Credit Facility

Transaction Description2

Holdings and Merger Sub intend to enter into the Merger Agreement with the Target. Pursuant to the Merger Agreement, Merger Sub will merge with and into the Target, with the Target surviving such merger as a direct wholly-owned subsidiary of Holdings (the “Merger”). Prior to the Closing Date, Merger Sub will commence a tender offer to purchase all of the shares of common stock of the Target (the “Tender Offer”) and, if such shares are accepted for purchase pursuant to the terms of the Merger Agreement and the Tender Offer, such purchase will occur on the Closing Date prior to the Merger.

Holdings will be controlled by investment funds, or affiliates of investment funds, advised, managed or controlled by Apollo Global Management, Inc. or its affiliates (collectively, the “Sponsor”) and, at the Sponsor’s election, certain co-investors arranged or designated by the Sponsor (collectively with the Sponsor, the “Investors”).

The term “Lead Borrower” means (i) prior to the Merger, Merger Sub and (ii) thereafter, the Target as the survivor of the Merger. The term “Borrowers” means, collectively, the Lead Borrower and one or more additional direct or indirect wholly-owned domestic subsidiaries of the Lead Borrower designated as a “Borrower” under the ABL Facility.

In connection with the Tender Offer and the Merger, it is intended that:

1. the Investors will contribute, directly or indirectly, an amount (the “Equity Contribution”) to Holdings in the form of common equity, or other equity on terms reasonably acceptable to the Lead Arrangers, and which shall be further contributed to the Lead Borrower in the form of common equity, which would cause the equity interests of Holdings (including roll-over or contributed equity) to represent not less than the Equity Contribution Percentage (as defined in the Fee Letter) of the total pro forma consolidated capitalization of Holdings (to be defined as the sum of (x) 100% of the aggregate principal amount of funded debt for borrowed money (excluding for purposes of this determination increased levels of debt as a result of all OID and/or upfront fees in respect of the ABL Facility, the Term Facility, the Senior Secured Bridge Facility, the Senior Secured Notes (and/or the Senior Secured Securities), the Senior Unsecured Bridge Facility or the Senior Unsecured Notes (and/or the Senior Unsecured Securities) in connection with the exercise of the “Market Flex” and/or “Securities Demand” provisions under the Fee Letter or the Term Loan/Bridge Fee Letter, any amounts borrowed under the ABL Facility on the Closing Date to fund working capital requirements of the Target and its subsidiaries and any outstanding letters of credit (to the extent undrawn)) net of unrestricted cash and (y) the total amount of equity (including roll-over or contributed equity)); provided that, to the extent any stockholder or other equity holder of the Target has exercised appraisal rights in connection with the Transactions, then on the Closing Date the Investors may elect to issue one or more equity commitment letters in an aggregate amount not less than the amount of consideration that would otherwise be paid under the Merger Agreement in respect of the shares or other equity interests subject to such appraisal rights and, for purposes of this Commitment Letter, the aggregate amount of such equity commitment letters shall be included as equity in the calculation of the Equity Contribution Percentage from and after

[2]	All capitalized terms used but not defined herein shall have the meanings assigned thereto in the Commitment Letter to which this Exhibit is attached or in the other Exhibits thereto.

Exh. A-1

the Closing Date as if such amount was funded as equity (with it being understood that, on or prior to the date of the final resolution of all such appraisal rights, the lesser of (a) the amount necessary to satisfy such appraisal rights in full and (b) the full amount committed under such equity commitment letters shall be drawn and funded in cash to Holdings in the form of common equity, or other equity on terms reasonably acceptable to the Lead Arrangers, and which shall be further contributed to the Borrower in the form of common equity); provided, further, that the Sponsor shall directly or indirectly (whether by contract or otherwise) control not less than a majority of the voting and economic interests in Holdings on the Closing Date after giving effect to the Transactions;

2. the Borrowers will obtain the senior secured asset-based revolving credit facility described in the Term Sheet in an aggregate principal amount of $1,000 million (the “ABL Facility”);

3. the Lead Borrower will obtain financing pursuant to the Commitment Letter, dated as of the date hereof, among Holdings and the financial institutions party thereto (the “Term Loan/Bridge Commitment Letter”) consisting of (i) a senior secured first lien term loan facility in an aggregate principal amount of $2,100 million (the “Term Facility”), (ii) at the option of the Lead Borrower, either (x) senior secured notes (the “Senior Secured Notes”) issued in a Rule 144A or other private placement yielding $700 million in aggregate gross cash proceeds and/or (y) if any or all of the Senior Secured Notes are not issued on or prior to the Closing Date and the proceeds thereof made available to the Lead Borrower on the Closing Date, senior secured bridge loans (the “Senior Secured Bridge Loans”) up to such unissued or unavailable amount incurred under a new senior secured bridge loan facility (the “Senior Secured Bridge Facility”), and (iii) at the option of the Lead Borrower, either (x) senior unsecured notes (the “Senior Unsecured Notes”) issued in a Rule 144A or other private placement yielding $1,300 million in aggregate gross cash proceeds and/or (y) if any or all of the Senior Unsecured Notes are not issued on or prior to the Closing Date and the proceeds thereof made available to the Lead Borrower on the Closing Date, senior unsecured bridge loans (the “Senior Unsecured Bridge Loans”) up to such unissued or unavailable amount incurred under a new senior unsecured bridge loan facility (the “Senior Unsecured Bridge Facility”);

4. indebtedness under (i) the Amended and Restated Credit Agreement, dated as of January 28, 2013, among Michaels Stores, Inc. (“MSI”), as borrower, JPMorgan Chase Bank, N.A., as administrative agent and as collateral agent, and the lenders party thereto (the “Existing Target Term Loan Credit Agreement”), (ii) the Third Amended and Restated Credit Agreement, dated as of May 27, 2016, among MSI, as the lead borrower, the other borrowers named therein, the facility guarantors identified therein, Wells Fargo Bank, National Association, as administrative agent and as collateral agent, and the lenders party thereto (the “Existing Target ABL Credit Agreement” and, together with the Existing Target Term Loan Credit Agreement, the “Existing Target Credit Agreements”), (iii) the Indenture, dated July 8, 2019, by and among MSI, as issuer, the guarantors party thereto and U.S. Bank National Association, as trustee and (iv) the Indenture, dated October 1, 2020, among MSI, as issuer, the guarantors party thereto and U.S. Bank National Association, as trustee and collateral agent, will be repaid, prepaid, repurchased, redeemed, defeased or discharged (and any liens related thereto released) or arrangements reasonably satisfactory to the Lead Arrangers for such repayment, prepayment, repurchase, redemption, defeasance or discharge shall have been made (other than in respect of letters of credit that are either rolled into or back-stopped by letter(s) of credit issued under the ABL Facility or cash collateralized by the Borrowers or their respective subsidiaries or contingent obligations not then due and payable) and all commitments thereunder will be terminated (and related security interests will be terminated and released) on or prior to the Closing Date; and

Exh. A-2

5. fees and expenses incurred in connection with the foregoing will be paid. The Tender Offer, the Merger and the other transactions described in this Exhibit A are collectively referred to herein as the “Transactions”.

Exh. A-3

EXHIBIT B

Project Magic

$1,000 million Senior Secured Asset-Based Revolving Credit Facility

Summary of Principal Terms and Conditions3

Borrowers:

As set forth in Exhibit A to the Commitment Letter.

On or after the Closing Date, at the option of the Lead Borrower, any wholly-owned direct or indirect domestic subsidiary of the Lead Borrower may be designated by the Lead Borrower as an additional borrower under the ABL Facility without the consent of the Agent (as defined below) or the Lenders (as defined below) required, but subject to the satisfaction of applicable “know your customer” requirements including, without limitation, delivery of a Beneficial Ownership Certification for any borrower to the extent required by law.

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Agent:	Wells Fargo, acting through one or more of its branches or affiliates, will act as administrative agent and collateral agent for the ABL Facility (in such capacities, the “Agent”) for a syndicate of banks, financial institutions and other institutional lenders reasonably acceptable to the Lead Borrower (together with the Initial Lenders, the “Lenders”), and will perform the duties customarily associated with such roles.

Arrangers:	Wells Fargo, Bank of America, Barclays, CSLF, DBSI, Mizuho and RBCCM will act as joint lead arrangers for the ABL Facility (together with any additional lead arrangers appointed by the Lead Borrower, each in such capacity, an “Arranger” and, collectively, the “Arrangers”), and will perform the duties customarily associated with such role. Other joint lead arrangers may be appointed by the Lead Borrower as contemplated in the Commitment Letter.

Syndication Agent:	At the option of the Lead Borrower, one or more financial institutions identified by the Lead Borrower (in such capacity, the “Syndication Agent”).

Documentation Agent:	At the option of the Lead Borrower, one or more financial institutions identified by the Lead Borrower (in such capacity, the “Documentation Agent”).

Definitive Documentation:	The definitive documentation for the ABL Facility shall, except as otherwise set forth herein, be based on and consistent with the Documentation Precedent (as defined in the Fee Letter).

[3]	All capitalized terms used but not defined herein shall have the meanings assigned thereto in the Commitment Letter to which this Term Sheet is attached or in the other Exhibits thereto.

Exh. B-1

ABL Facility:

A senior secured asset-based revolving credit facility in an aggregate principal amount of $1,000 million (together with the swingline facility referred to below, the “ABL Facility”), under which the Borrowers may borrow loans from time to time (the “ABL Loans”) and up to $235 million of which will be available through a subfacility in the form of letters of credit for the account of the Borrowers or any of their restricted subsidiaries (provided that a Borrower is a co-applicant) as described below. At the option of the Lead Borrower, the letter of credit subfacility may be used to issue either letters of credit or bank guarantees, and references to letters of credit in this Term Sheet will also apply to bank guarantees. The ABL Facility will be funded in United States dollars and other currencies to be agreed.

In connection with the ABL Facility, the Agent (in such capacity, the “Swingline Lender”) will make available to the Borrowers, upon same-day notice, a swingline facility under which the Borrowers may make short-term borrowings of up to an aggregate amount to be agreed upon. Except for purposes of calculating the commitment fee described in Annex B-I hereto, such swingline borrowings will reduce availability under the ABL Facility on a dollar-for-dollar basis (based on the dollar equivalent of such swingline borrowings). Each Lender under the ABL Facility shall, promptly upon request by the Swingline Lender, fund to the Swingline Lender its pro rata share of any swingline borrowings.

The definitive documentation for the ABL Facility will include customary provisions consistent with the Documentation Precedent to protect the Swingline Lender in the event any Lender under the ABL Facility is a “Defaulting Lender” (to be defined in a manner consistent with the Documentation Precedent).

Incremental Facilities:

The Borrowers will be permitted to increase the ABL Facility or add one or more additional “first-in-last-out” facilities by an amount at any time outstanding not to exceed the ABL Incremental Amount (as defined in the Fee Letter) (collectively, the “ABL Incremental Facilities”);

provided that:

(i) in the case of any ABL Incremental Facility in the form of a “first-in last-out” facility, other than with respect to maturity, lien priority or payment priority, participation in mandatory prepayments or commitment reductions, pricing (subject to clause (vii) below) and upfront or similar fees paid to Lenders under such ABL Incremental Facilities or advance rates, the terms of the ABL Incremental Facilities shall be substantially similar to the ABL Facility or otherwise reasonably acceptable to the Agent;

(ii) any increase to the ABL Facility shall be on the same terms as the ABL Facility (other than with respect to commitment, arrangement, structuring, upfront or similar fees paid to the lenders under any such ABL Incremental Facility);

Exh. B-2

(iii) no existing Lender shall be required to provide any commitments for the ABL Incremental Facilities;

(iv) there shall be no obligor in respect of any ABL Incremental Facility that is not a Borrower or a Guarantor and no ABL Incremental Facility shall be secured by any assets that do not constitute Collateral;

(v) the final maturity date of the ABL Incremental Facilities shall be no earlier than the final maturity date for the ABL Facility;

(vi) to the extent required by the applicable incremental lenders, no event of default shall have occurred and be continuing; provided that if such ABL Incremental Facility is being established for purposes other than financing an acquisition, new project or investment or any redemption, repurchase, defeasance, satisfaction and discharge or repayment of indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment, no payment or bankruptcy event of default shall have occurred and be continuing;

(vii) (A) pricing for any ABL Incremental Facility in the form of a “first-in-last-out” facility shall be on terms as agreed with the lenders providing such additional commitments, with no “MFN”; and (B) pricing for any ABL Incremental Facility not in the form of a “first-in- last-out” facility shall be on terms as agreed with the Lenders providing such additional commitments, but the applicable margins and commitment fees under the ABL Facility shall be increased if necessary to be consistent with those for such ABL Incremental Facility; and

(viii) other than in the case of any ABL Incremental Facility in the form of a “first-in last-out” facility (which will be borrowed first and repaid after all outstanding loans under the ABL Facility have been repaid), with respect to any repayments and commitment reductions (except, in each case, at maturity), such ABL Incremental Facilities shall not participate on a greater than pro rata basis than the ABL Facility.

Notwithstanding the foregoing, the ABL Incremental Facilities may be structured as a “first-in-last-out” subfacility with payment priority, advance rates and other terms as agreed with the lenders providing such additional commitments; provided that the advance rates for any “first- in-last-out” subfacility shall not exceed the advance rates for the ABL Facility by more than 10% (and in any event, shall not, in the aggregate, together with the advance rates for the ABL Facility, equal more than 100%).

Purpose:	The proceeds of the ABL Loans under the ABL Facility will be used by the Borrowers from time to time on or after the Closing Date, together with the proceeds of the Term Facility, the Senior Secured Bridge Loans, the Senior Secured Notes, the Senior Secured Securities, the

Exh. B-3

Senior Unsecured Bridge Loans, the Senior Unsecured Notes, the Senior Unsecured Securities, the Equity Contribution and cash on hand of the Borrowers, the Target and their subsidiaries (a) to finance a portion of the Transactions, (b) to provide for working capital and (c) for general corporate purposes (including, without limitation, for permitted acquisitions, capital expenditures and transaction costs).

Availability:

The amount of ABL Loans that may be borrowed on the Closing Date will be limited to the lesser of (x) the Temporary Borrowing Base (as defined in the Fee Letter) and (y) an amount sufficient to fund (i) any original issue discount or upfront fees required to be funded on the Closing Date pursuant to the “Market Flex” and/or “Securities Demand” provisions in the Term Loan/Bridge Fee Letter, (ii) any ordinary course working capital requirements of the Target and its subsidiaries on the Closing Date and (iii) an additional amount not to exceed the Closing Date Availability Cap (as defined in the Fee Letter) (it being understood and agreed that any letters of credit issued on the Closing Date or rolled into the ABL Facility shall not reduce the amount that may be borrowed under this clause (iii)). The ABL Loans under the ABL Facility will be available, subject to the then-current applicable Borrowing Base (as defined in the Fee Letter), from and after the Closing Date and prior to the final maturity of the ABL Facility, in minimum principal amounts to be agreed upon, consistent with the Documentation Precedent. Letters of credit may be issued on and after the Closing Date in order to back-stop or replace letters of credit or similar guarantees outstanding on the Closing Date under facilities and guarantees no longer available to the Target and its subsidiaries as of the Closing Date and for general corporate purposes. Subject to the then-current applicable Borrowing Base, amounts repaid or prepaid under the ABL Facility may be reborrowed.

In the event the Agent has not completed a customary collateral audit and inventory appraisal of the Lead Borrower and its applicable subsidiaries and received a borrowing base certificate prior to the Closing Date, the Lead Borrower shall use commercially reasonable efforts to provide the Agent and its advisors and consultants with sufficient access and relevant information relating to the Lead Borrower and its applicable subsidiaries and their assets to complete such collateral audit and appraisal and an updated borrowing base certificate no later than the 90th day after the Closing Date (subject to extensions by the Agent in its reasonable discretion, such extensions not to be unreasonably withheld or delayed) and during the period from the Closing Date until the Agent’s receipt and reasonable satisfaction with such collateral audit and appraisal and receipt of such borrowing base certificate (the “Temporary Borrowing Base Period”), availability under the ABL Facility shall be the then-current Temporary Borrowing Base.

For the avoidance of doubt, if the Agent does not receive and is not reasonably satisfied with such collateral audit and appraisal and receipt of such updated borrowing base certificate no later than the 90th day

Exh. B-4

after the Closing Date (subject to extensions by the Agent in its reasonable discretion, such extensions not to be unreasonably withheld or delayed), availability under the ABL Facility shall be zero on and after such day until the Agent’s receipt and reasonable satisfaction with such collateral audit and appraisal and receipt of such borrowing base certificate; provided that no default or event of default shall occur or be deemed to have occurred solely as a result of the availability under the ABL Facility being reduced to zero as a result of this paragraph.

Borrowing Base:

Eligibility criteria for the Borrowing Base will be consistent with those in Documentation Precedent. All determinations by the Agent with respect to the eligibility criteria, reserves and the Borrowing Base shall be made by the Agent in its Reasonable Credit Judgment (to be defined in a manner consistent with the Documentation Precedent).

In connection with the consummation of any acquisition, the Lead Borrower may submit a calculation of the Borrowing Base on a Pro Forma Basis (to be defined in a manner consistent with the Documentation Precedent) with adjustments to reflect such acquisition and the inclusion of the eligible accounts, eligible inventory, cash and other eligible assets so acquired in the Borrowing Base, and the Borrowing Base and availability under the ABL Facility shall be increased accordingly so long as, in the event that resulting availability would increase by more than the Increased Borrowing Base Threshold (as defined in the Fee Letter) in the aggregate for all assets acquired in such acquisition, the Agent shall have completed its review of such acquired assets, including receipt of new (or, if agreed to by the Agent, recently completed) collateral audits and appraisals as the Agent may require in its Reasonable Credit Judgment with respect to any such acquired assets (a “New Asset Review”) on or before the 90th day following the acquisition thereof; it being understood that (i) the Borrowers shall, for the avoidance of doubt, be allowed to utilize any increase in the Borrowing Base resulting from such adjustment for the purpose of funding the purchase of such acquired assets, (ii) if such additional assets are of a different type of collateral than the existing assets included in the Borrowing Base, such additional assets may be subject to different advance rates or eligibility criteria or may require the imposition of additional reserves with respect thereto as the Agent may in its Reasonable Credit Judgment require, (iii) for the avoidance of doubt, such acquired assets shall be included in the Borrowing Base until the 90th day following the acquisition thereof regardless of whether such New Asset Review has been completed, (iv) if such New Asset Review has not been completed on or before the 90th day following the acquisition thereof, such acquired assets may nevertheless be included in the Borrowing Base in an amount equal to 50% of the advance rate that would otherwise be applicable to such acquired assets and (v) if such New Asset Review has not been completed on or before the 180th day following the acquisition thereof, the aggregate amount attributable to such acquired assets shall be reduced to zero until a New Asset Review with respect to such acquired assets has been completed; provided, that, for the avoidance of doubt, if a New Asset Review has

Exh. B-5

been completed with respect to a portion of such acquired assets (the “Reviewed Assets”) but has not been completed with respect to all such acquired assets, then only the amount attributable to the acquired assets other than the Reviewed Assets shall be subject to the reduced advance rate pursuant to clause (iv) above or reduced to zero pursuant to this clause (v) (and the Reviewed Assets shall not be subject to such reduced advance rate or be so reduced).

After the Closing Date, the Agent shall have the right to exercise its Reasonable Credit Judgment to establish, modify or eliminate reserves with respect to the Borrowing Base in a manner consistent with the agent’s rights under Documentation Precedent, including that, so long as no event of default shall have occurred and be continuing, the Agent shall provide at least five business days’ written notice to the Lead Borrower prior to the establishment or increase of any such reserves. The advance rates set forth in the definition of Borrowing Base shall not be reduced.

The Borrowing Base will be computed by the Lead Borrower monthly (or more frequently as the Lead Borrower may elect; provided that if such election is exercised, it must be continued until the date that is 30 days after the date of such election) and a certificate (the “Borrowing Base Certificate”) presenting the Lead Borrower’s computation of the Borrowing Base will be delivered to the Agent promptly, but in no event later than the fifteenth business day, following the end of each month (with extended time periods for the first three months ending after the Closing Date). In the event that either (i) Specified Availability (as defined below) for 5 consecutive business days is less than the greater of (a) the Availability Minimum Percentage (as defined in the Fee Letter) of the lesser of the then-current (x) total ABL Facility commitments and (y) Borrowing Base (the lesser of (x) and (y), the “Availability”), and (b) the Availability Minimum Amount (as defined in the Fee Letter) or (ii) a Specified Event of Default (as defined below) is continuing, the Agent may require weekly Borrowing Base Certificates until such time as Specified Availability exceeds such amount for 20 consecutive days or such Specified Event of Default ceases to exist, as applicable. Notwithstanding anything to the contrary set forth herein, during the Temporary Borrowing Base Period, any Borrowing Base Certificates shall be based on the Temporary Borrowing Base. In addition, the Lead Borrower shall deliver to the Agent an updated Borrowing Base Certificate giving effect on a Pro Forma Basis to any non-ordinary course disposition of assets (including by transfer to an Unrestricted Subsidiary or other affiliate) which contribute to the Borrowing Base and in aggregate contribute Availability under the Borrowing Base in excess of the Increased Borrowing Base Threshold.

“Excess Availability” shall mean at any time (x) the then-current Availability minus (y) the sum of the aggregate outstanding amount of borrowings under the ABL Facility, any unreimbursed letter of credit drawings and the undrawn amount of outstanding letters of credit issued under the ABL Facility.

Exh. B-6

“Specified Availability” means the sum of (x) Excess Availability plus (y) the amount, if positive, by which the Borrowing Base exceeds the aggregate amount of ABL Facility commitments; provided that the amount attributable to clause (y) of this definition shall not exceed 5% of the ABL Facility commitments.

“Specified Event of Default” shall mean any payment or bankruptcy event of default, any material misrepresentation of the Borrowing Base or any other event of default arising from breach of cash management covenants, failure to timely deliver the Borrowing Base Certificates or failure to comply with the Financial Covenant (if otherwise applicable).

Interest Rates and Fees:	As set forth on Annex B-I hereto.

Default Rate:	With respect to overdue principal, the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), the interest rate applicable to ABR loans (as defined in Annex B-I hereto) plus 2.00% per annum and in each case, shall be payable on demand.

Letters of Credit:	Letters of credit under the ABL Facility will be issued by the Agent and, if included as an additional Issuing Bank, one or more Lenders acceptable to the Lead Borrower and the Agent (each, an “Issuing Bank”); provided that no Issuing Bank shall be required to issue trade or commercial letters of credit or bank guarantees without its prior written consent. Each letter of credit shall expire not later than the earlier of (a) 12 months after its date of issuance (or such longer period as may be agreed by the relevant Issuing Bank and the applicable Borrower) and (b) the fifth business day prior to the final maturity of the ABL Facility; provided, however, that any letter of credit may provide for renewal thereof for additional periods of up to 12 months (which in no event shall extend beyond the date referred to in clause (b) above, except to the extent cash collateralized or back-stopped pursuant to arrangements reasonably acceptable to the relevant Issuing Bank). Existing letters of credit may be rolled over or back-stopped under the ABL Facility on the Closing Date. Letters of credit shall be issued in United States dollars and other currencies to be agreed.

Drawings under any letter of credit shall be reimbursed by the applicable Borrower on terms consistent with the Documentation Precedent. To the extent that a Borrower does not reimburse the Issuing Bank on such time frame, the Lenders under the ABL Facility shall be irrevocably obligated to reimburse the Issuing Bank pro rata based upon their respective ABL Facility commitments.

The issuance of all letters of credit shall be subject to the customary procedures of the relevant Issuing Bank.

Exh. B-7

The definitive documentation for the ABL Facility will include customary provisions consistent with the Documentation Precedent to protect the Issuing Bank in the event any Lender under the ABL Facility is a Defaulting Lender.

Final Maturity:	The ABL Facility will mature and the commitments thereunder will terminate on the date that is five years after the Closing Date.

Guarantees:	All obligations of the Borrowers under the ABL Facility and, at the option of the Lead Borrower, under any interest rate protection or other hedging arrangements entered into with the Agent, any Arranger, an entity that is a Lender or agent at the time of such transaction (or on the Closing Date, if applicable), or any affiliate of any of the foregoing and, consistent with the Documentation Precedent, certain other designated financial institutions (“ABL Hedging Arrangements”), or any cash management arrangements (including foreign exchange facilities and supply chain finance services) with any such person (“ABL Cash Management Arrangements”) will be, subject to the last paragraph of Exhibit C, unconditionally guaranteed (the “Guarantees”) by (i) Holdings and (ii) each existing and subsequently acquired or organized wholly-owned domestic subsidiary of the Lead Borrower (other than domestic subsidiaries that are subsidiaries of foreign subsidiaries of the Lead Borrower that are “controlled foreign corporations” within the meaning of Section 957(a) of the Internal Revenue Code of 1986, as amended (any such foreign subsidiaries “CFCs”)) (such domestic subsidiaries, the “Subsidiary Guarantors” and, together with Holdings, the “Guarantors”)), subject to exceptions and qualifications consistent with the Documentation Precedent and other exceptions and qualifications to be agreed upon, including, without limitation, (a) unrestricted subsidiaries, (b) Immaterial Subsidiaries (to be defined in a manner consistent with the Documentation Precedent), (c) any subsidiary that is prohibited by applicable law, rule, regulation or contract (with respect to any such contractual restriction, (1) in the case of subsidiaries of the Target owned on the Closing Date, only to the extent existing on the Closing Date and (2) in the case of subsidiaries acquired from a third party after the Closing Date, only to the extent existing on the date the applicable person becomes a direct or indirect subsidiary of the Lead Borrower and, in each case of (1) and (2), not entered into in contemplation thereof (other than in connection with the incurrence of indebtedness of the type contemplated by clause (iii) of paragraph 4 under “Negative Covenants” below)) from guaranteeing the ABL Facility or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee (unless such consent, approval, license or authorization has been received), (d) any subsidiary for which the providing of a Guarantee would reasonably be expected to result in a material adverse tax consequence to the Lead Borrower or one of its subsidiaries as determined in good faith by the Lead Borrower, (e) any subsidiary that owns no material assets other than the equity interests of one or more non-U.S. subsidiaries of the Lead Borrower that are CFCs and/or one or more FSHCOs (a “FSHCO”), (f) special purpose receivables or

Exh. B-8

securitization entities designated by the Lead Borrower, (g) in the case of any obligation under any ABL Hedging Arrangement that constitutes a “swap” within the meaning of section 1(a)(947) of the Commodity Exchange Act, any subsidiary of the Lead Borrower that is not an “Eligible Contract Participant” as defined under the Commodity Exchange Act and (h) in each case, any subsidiary of the foregoing subsidiaries excluded under clauses (a) through (g). Subject to the same exceptions and qualifications, each Borrower will guarantee the obligations of each other Borrower.

Notwithstanding the foregoing, subsidiaries may be excluded from the guarantee requirements in circumstances where the Lead Borrower and the Agent reasonably agree that the cost or other consequence of providing such a guarantee is excessive in relation to the value afforded thereby.

Security:	Subject to the exceptions described below and other exceptions to be agreed upon, the ABL Facility, the Guarantees, and, at the option of the Lead Borrower, any ABL Hedging Arrangements and any ABL Cash Management Arrangements will be, subject to the last paragraph of Exhibit C, secured by (a) first-priority security interests (subject to permitted liens) in all accounts receivable, credit card receivables, loan receivables, other receivables, inventory, related books and records, general intangibles (other than intellectual property and equity interests), deposit accounts and securities accounts (other than accounts constituting Excluded Property and other than accounts solely holding proceeds of any Non-ABL Priority Collateral) and cash, in each case, relating to accounts receivables and credit card receivables, and proceeds (including insurance proceeds) of the foregoing, of the Borrowers and the Subsidiary Guarantors, in each case whether owned on the Closing Date or thereafter acquired (collectively, the “ABL Priority Collateral” and, together with the Non-ABL Priority Collateral (as defined below), the “Collateral”), with the Term Facility, the Senior Secured Bridge Facility and the Senior Secured Notes (and/or the Senior Secured Securities) secured by junior security interests therein and (b) junior-priority security interests in the Non-ABL Priority Collateral (subject to permitted liens and with the Term Facility, the Senior Secured Bridge Facility and the Senior Secured Notes (and/or the Senior Secured Securities) secured by first-priority security interests therein).

“Non-ABL Priority Collateral” means (a) all of the equity interests of the Lead Borrower directly held by Holdings and (b) substantially all the material owned assets of the Borrowers and each Subsidiary Guarantor, in each case, whether owned on the Closing Date or thereafter acquired, other than the ABL Priority Collateral, including but not limited to: (1) a pledge of all the equity interests directly held by a Borrower or a Subsidiary Guarantor (which pledge, in the case of any subsidiary that is a CFC or a FSHCO, shall be limited to 65% of the voting capital stock and 100% of any non-voting capital stock of such subsidiary) and (2) security interests in substantially all other material

Exh. B-9

owned tangible and intangible assets of the Borrowers and each Subsidiary Guarantor (other than ABL Priority Collateral) (with all required insurance certificates and endorsements being permitted to be delivered on a post-closing basis).

Notwithstanding anything to the contrary, the Collateral shall exclude the following (collectively, the “Excluded Property”): (i) any fee-owned real property and all leasehold interests in real property; (ii) motor vehicles and other assets subject to certificates of title, letter of credit rights (other than to the extent such rights can be perfected by filing a UCC-1) and commercial tort claims with a value of less than an amount to be agreed; (iii) pledges and security interests prohibited by applicable law, rule, regulation or contractual obligation (with respect to any such contractual restriction permitted under the ABL Facility and binding on such assets, to the extent existing on the Closing Date or on the date of the acquisition thereof and not entered into in contemplation thereof (other than in connection with the incurrence of indebtedness of the type contemplated by clause (iii) of paragraph 4 under “Negative Covenants” below)) or entered into in connection with the incurrence of indebtedness of the type contemplated by clause (iii) of paragraph 4 under “Negative Covenants” below) (in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable provisions of the Uniform Commercial Code) or which could require governmental (including regulatory) consent, approval, license or authorization to be pledged (unless such consent, approval, license or authorization has been received); (iv) equity interests in any person other than wholly-owned subsidiaries (to the extent the pledge thereof is not permitted by the terms of such person’s organizational documents, joint venture agreements or shareholder agreements or similar contractual obligations) and other Excluded Securities (to be defined in a manner consistent with the Documentation Precedent); (v) assets to the extent a security interest in such assets could reasonably be expected to result in material adverse tax consequences as determined in good faith by the Lead Borrower; (vi) any lease, license or other agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto (other than any Borrower or any Guarantor) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code; (vii) those assets as to which the Agent and the Lead Borrower reasonably agree that the cost or other consequence of obtaining such a security interest or perfection thereof are excessive in relation to the value afforded thereby; (viii) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code; (ix) “intent-to-use” trademark applications prior to the filing of a statement of use; (x) assets subject to liens securing permitted securitization financings (including receivables financings); (xi) other customary exclusions under applicable local law or in applicable local jurisdictions; (xii) any segregated accounts or

Exh. B-10

funds held or received on behalf of third parties (other than the Borrowers or any Guarantor); (xiii) any equipment or other asset subject to liens securing permitted acquired debt (limited to the acquired assets), sale and leaseback transactions, capital lease obligations, finance lease obligations or other purchase money debt, if the contract or other agreement providing for such debt, sale and leaseback transaction, capital lease obligation, finance lease obligation or purchase money debt prohibits or requires the consent of any person (other than any Borrower or any Guarantor) as a condition to the creation of any other security interest on such equipment or asset and, in each case, such indebtedness and prohibition or requirement is permitted under the definitive documentation for the ABL Facility, (xiv) accounts that constitute Excluded Accounts described in clauses (ii) and (iv) of the definition thereof (as defined below); (xv) in the case of assets that would otherwise constitute Non-ABL Priority Collateral, any asset at any time that does not constitute collateral for the Term Facility at such time; and (xvi) other exceptions to be mutually agreed upon; provided that no assets included in the Borrowing Base shall constitute Excluded Property.

In addition, in no event shall (1) landlord, mortgagee and bailee waivers be required (it being understood that reserves against the Borrowing Base may be taken consistent with the Documentation Precedent; provided that any such rent reserve shall not exceed an amount equal to one month’s rent in respect of such location), (2) notices be required to be sent to insurers, account debtors or other contractual third parties prior to the occurrence and during the continuance of an event of default or (3) foreign-law governed security documents or perfection under foreign law be required.

Notwithstanding the foregoing, the guarantee by Holdings will be recourse solely to the stock of the Lead Borrower directly owned by Holdings.

The Lead Borrower shall use commercially reasonable efforts to implement cash management procedures reasonably satisfactory to the Agent, including control agreements over the Borrowers’ and the Subsidiary Guarantors’ deposit and securities account(s) which will provide for control and, in the event either (i) Specified Availability under the ABL Facility is less than the greater of (a) the Cash Dominion Availability Percentage (as defined in the Fee Letter) of the then-current Availability and (b) the Cash Dominion Availability Amount (as defined in the Fee Letter) for 5 consecutive business days (a “Cash Dominion Triggering Event”) or (ii) a Specified Event of Default is continuing, springing dominion over such accounts until such Cash Dominion Triggering Event shall cease to exist for 20 consecutive days or such Specified Event of Default shall cease to exist, as applicable; provided that in the event such procedures are not implemented as of the Closing Date, the Lead Borrower shall continue to use its commercially reasonable efforts to implement such procedures within 90 days after the Closing Date (subject to extensions by the Agent in its

Exh. B-11

reasonable discretion, such extensions not to be unreasonably withheld or delayed). If such procedures are not implemented within such period (subject to extensions by the Agent in its reasonable discretion, such extensions not to be unreasonably withheld or delayed), the Agent shall have the right to require that the Lead Borrower move such bank accounts to the Agent or another bank that will provide such control agreements on terms reasonably acceptable to the Agent. Upon the occurrence and during the continuation of a Cash Dominion Triggering Event or a Specified Event of Default, the Agent shall have the right to require that the Lead Borrower cause or direct all cash on deposit in controlled accounts (subject to certain exceptions and thresholds to be agreed consistent with the Documentation Precedent) to be deposited daily in one or more accounts (the “Collection Account”) maintained by the Agent, and such cash shall be used to reduce exposure under the ABL Facility as described under the caption “Mandatory Prepayments”. It is agreed that no control agreements will be required over the following (collectively, the “Excluded Accounts”) (i) any disbursement accounts, (ii) any payroll accounts, (iii) any other account (including deposit accounts) with an average monthly balance of less than an amount to be agreed upon (provided that the aggregate amount on deposit and the value of securities in such accounts shall not exceed an amount to be agreed), (iv) any accounts solely holding withheld income taxes, employment taxes or amounts to be paid over to employee benefits plans, or (v) certain other accounts to be agreed.

All the above-described pledges and security interests shall be created on terms, and pursuant to documentation, consistent with the Documentation Precedent, subject to exceptions to be reasonably agreed.

The relative rights and priorities in the Collateral for each of the ABL Facility, on the one hand, and the Term Facility, the Senior Secured Bridge Facility and the Senior Secured Notes (and/or the Senior Secured Securities), on the other hand, will be set forth in an intercreditor agreement consistent with the Documentation Precedent (the “ABL Intercreditor Agreement”).

Frequency of Collateral Audits and Appraisals:	So long as no Specified Event of Default has occurred and is continuing, the Agent shall not conduct (by itself or through a third party) more than one collateral audit and one appraisal during any twelve-month period unless Specified Availability is less than the greater of (a) the Collateral Audit Availability Percentage (as defined in the Fee Letter) of the then-current Availability and (b) the Collateral Audit Availability Amount (as defined in the Fee Letter) for 5 consecutive business days during such twelve-month period, in which case the Agent may conduct (by itself or through a third party) up to two collateral audits and two appraisals during such twelve-month period, in each case, at the expense of the Lead Borrower. If a Specified Event of Default has occurred and is continuing, the Agent may conduct (by itself or through a third party) an unlimited number of collateral audits and appraisals during such twelve-month period at the expense of the Lead Borrower.

Exh. B-12

Mandatory Prepayments:	(A) If at any time the aggregate amount of outstanding ABL Loans, unreimbursed letter of credit drawings and undrawn letters of credit under the ABL Facility exceeds the then-current Availability at such time, then the applicable Borrowers will promptly repay outstanding ABL Loans and/or cash collateralize letters of credit in an aggregate amount equal to such excess. Notwithstanding the foregoing, the Agent may, in its sole discretion (subject to limitations to be included in the definitive documentation for the ABL Facility), (i) permit ABL Loans to be made and to remain outstanding (the “Discretionary Overadvances”) and (ii) make ABL Loans to preserve or protect collateral or to pay obligations of the Borrowers notwithstanding the existence of a default or a failure of other conditions and otherwise on customary terms and conditions consistent with the Documentation Precedent (together with the Discretionary Overadvances, the “Overadvances”), in an aggregate amount in the case of clauses (i) and (ii) not to exceed aggregate commitments and not to exceed the Borrowing Base by more than the Overadvance Maximum Percentage (as defined in the Fee Letter).

(B) All amounts deposited in the Collection Account will be promptly applied by the Agent to repay outstanding ABL Loans and, if an event of default has occurred, cash collateralize letters of credit.

Voluntary Prepayments and Reductions in Commitments:	ABL Loans under the ABL Facility may be prepaid at any time without premium or penalty (other than, in the case of LIBOR loans, reimbursement of the Lenders’ redeployment costs in the case of a prepayment other than on the last day of the relevant interest period), in minimum amounts to be agreed upon and in each case consistent with the Documentation Precedent, which prepayment may be conditioned upon the occurrence of a refinancing or other event.

The unutilized portion of the commitments under the ABL Facility may be permanently reduced or terminated by the Borrowers without premium or penalty, in minimum amounts to be agreed, in each case consistent with the Documentation Precedent, which reduction or termination may be conditioned upon the occurrence of a refinancing or other event.

Representations and Warranties:	Only the following representations and warranties will apply (to be applicable to the Lead Borrower and its restricted subsidiaries and, with respect to customary representations with respect to the validity of the Guarantee by Holdings and certain other customary representations consistent with the Documentation Precedent, Holdings), subject to exceptions and qualifications consistent with the Documentation Precedent and other exceptions and qualifications to be agreed upon: organization, existence, and power; qualification; authorization and enforceability; no conflict; governmental consents; subsidiaries; accuracy of financial statements and other information in all material respects; projections; no material adverse change; absence of litigation;

Exh. B-13

compliance with laws; compliance with PATRIOT Act, Beneficial Ownership Regulation, OFAC, ERISA, margin regulations, environmental laws, Foreign Corrupt Practices Act and laws with respect to sanctioned persons and any applicable anti-corruption laws; taxes; ownership of properties; governmental regulation; inapplicability of the Investment Company Act; closing date solvency on a consolidated basis; labor matters; validity, priority and perfection of security interests in the Collateral; accuracy of Borrowing Base Certificates; intellectual property; treatment as designated senior debt under subordinated debt documents (if any); use of proceeds; and insurance.

Conditions Precedent to Closing:	Only the following (consistent with the Documentation Precedent and subject to the last paragraph of Exhibit C): delivery of reasonably satisfactory customary (consistent with similar transactions for the Sponsor) legal opinions of counsel for the Borrowers and for the Guarantors organized under New York or Delaware law (or other material jurisdictions to be mutually agreed); a certificate from the chief financial officer of the Lead Borrower or the Target in the form attached as Exhibit D (or, at the Lead Borrower’s option, a solvency opinion from an independent investment bank or valuation firm of nationally recognized standing) with respect to Closing Date solvency (on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby); all documentation and other information reasonably required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act and a beneficial ownership certificate (the “Beneficial Ownership Certification”) for any Borrower or Guarantor that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation (31 C.F.R. § 1010.230) (the “Beneficial Ownership Regulation”) to any Lender that has requested such certification (in each case, at least three business days prior to the Closing Date, in each case to the extent reasonably requested of the Lead Borrower at least 10 business days prior to the Closing Date); customary corporate organizational documents and officers’ and public officials’ certifications of evidence of authorization and good standing in the jurisdiction of organization for the Borrowers and the Guarantors; delivery of a signed Borrowing Base Certificate (which shall not be required to include adjustments for purchase accounting related to the Transactions and which may be based on the Temporary Borrowing Base, if applicable); customary closing certificates; all documents and instruments required for the creation and perfection of security interests in the Collateral, subject to permitted liens and the last paragraph of Exhibit C; execution of the Guarantees by the Guarantors, which (i) with respect to Holdings, shall be in full force and effect and (ii) with respect to the Target and the Subsidiary Guarantors, shall only be effective immediately after giving effect to the Merger; evidence of authority for the Borrowers and the Guarantors; accuracy of the Specified Representations in all material respects and accuracy of the Target Representations (each such term as defined in Exhibit C) to the extent required pursuant to the last paragraph of Exhibit C; and delivery of a notice of borrowing (if applicable).

Exh. B-14

The closing of the ABL Facility will also be subject to the applicable conditions precedent set forth in Section 6 of the Commitment Letter and Exhibit C to the Commitment Letter. The definitive documentation for the ABL Facility shall not contain (a) any conditions precedent other than the conditions precedent expressly set forth in the preceding paragraph, Section 6 of the Commitment Letter or Exhibit C to the Commitment Letter or (b) any representation or warranty, affirmative, negative or financial covenant or event of default not set forth in Section 6 of the Commitment Letter or Exhibit C thereto, the making, accuracy, compliance or absence, respectively, of or with which would be a condition to the closing of the ABL Facility. The failure of any representation or warranty (other than the Specified Representations and the Target Representations) to be true and correct in all material respects on the Closing Date will not constitute the failure of a condition precedent to closing or a default under the ABL Facility.

Conditions Precedent to all Borrowings after the Closing Date:	(a) Delivery of notice of borrowing, (b) accuracy of representations and warranties in all material respects, (c) absence of defaults and (d) compliance with the Borrowing Base (other than with respect to the Overadvances and other than as set forth under the second and third paragraphs of the section titled “Availability”) (in each case of clauses (b) and (c), except in connection with ABL Incremental Facilities to the extent not required by the applicable incremental assumption agreement (other than with respect to compliance with the Borrowing Base)).

Affirmative Covenants:	Only the following affirmative covenants will apply (to be applicable to the Lead Borrower and its restricted subsidiaries), subject to customary exceptions and qualifications, exceptions and qualifications consistent with the Documentation Precedent and other baskets, exceptions and qualifications to be agreed upon: maintenance of corporate existence and rights; performance and payment of obligations; delivery of annual and quarterly consolidated financial statements (accompanied by customary management discussion and analysis and (annually) by an audit opinion from nationally recognized auditors that is not subject to any qualification as to scope of such audit or going concern on a consolidated basis (other than with respect to, or resulting from, an upcoming maturity date under any series of indebtedness, any breach of a financial maintenance covenant or any potential inability to satisfy a financial maintenance covenant on a future date or in a future period)) (with extended time periods for delivery of the first annual and certain agreed quarterly financial statements to be delivered after the Closing Date) and an annual budget; quarterly compliance certificates of the most recently ended quarter (including a calculation of the Fixed Charge Coverage Ratio as of the end of such quarter); delivery of notices of default and material adverse litigation, ERISA events and material adverse change; maintenance of properties in good working order; maintenance of books and records; maintenance of customary insurance; compliance with laws; compliance with PATRIOT Act, FCPA and any applicable anti-corruption laws, including Beneficial

Exh. B-15

Ownership Regulation, OFAC and other laws with respect to sanctions; providing updated customary KYC information; inspection of books and properties; environmental; additional guarantors and additional collateral (subject to limitations set forth under the captions “Guarantees” and “Security”); further assurances in respect of collateral matters; use of proceeds; payment of taxes; maintenance of cash management systems; collateral audits and appraisals; and delivery of customary ABL reports consistent with the Documentation Precedent, including delivery of monthly Borrowing Base Certificates (subject to more frequent delivery as set forth under “Borrowing Base” above).

Negative Covenants:	Only the following negative covenants will apply (to be applicable to the Lead Borrower and its restricted subsidiaries and, in the case of paragraph 13, Holdings), subject to customary exceptions and qualifications, exceptions and qualifications consistent with the Documentation Precedent and other baskets, exceptions and qualifications to be agreed upon (including in any event (i) an “Available Amount” builder basket based on the aggregate amount of equity contributions and/or equity issuances received after the Closing Date and other customary event based builders that may be used for, among other things, investments, dividends and distributions, stock repurchases and the redemption or prepayment of subordinated debtand (ii) the exceptions described below):

1. Limitation on non-ordinary course dispositions of assets, with carveouts permitting, among other things, (i) dispositions of assets that do not constitute Collateral subject only to the receipt of fair market value (as determined by the Lead Borrower in good faith), (ii) other non-ordinary course dispositions of assets subject only to the receipt of fair market value (as determined by the Lead Borrower in good faith) and at least 75% of the proceeds consisting of cash or cash equivalents (including customary designated non-cash consideration consistent with the Documentation Precedent, but not less than the Designated Non- Cash Consideration Cap (as defined in the Fee Letter)), (iii) sale and leaseback transactions permitted under the covenant described in paragraph 9 below, (iv) securitization financings and receivables financings, (v) dispositions of assets without limit if the Payment Conditions (as defined below) are satisfied, (vi) permitted asset swaps with no dollar cap and (vii) an exception for the disposition of (1) any assets acquired after the Closing Date that are not used or useful in the core or principal business of the Lead Borrower and its restricted subsidiaries or (2) any assets made in connection with the approval of any anti-trust authority or otherwise necessary or advisable in the good faith determination of the Lead Borrower to consummate any transaction. 2. Limitation on mergers and acquisitions; provided , there shall be no limitation as to the amount of such mergers and acquisitions.

2. Limitation on mergers and acquisitions; provided , there shall be no limitation as to the amount of such mergers and acquisitions.

Exh. B-16

3. Limitations on dividends and stock repurchases and optional redemptions (and optional prepayments) of subordinated debt with carveouts for, among other things, (i) permitted refinancings of such debt, (ii) the payment of a regular dividend up to an amount to be agreed but no less than the sum of (1) an amount per annum equal to 7% of the market capitalization of Holdings, the Lead Borrower or a parent entity following any public equity offering of Holdings, the Lead Borrower or a parent entity plus (2) 6% per annum of the amount of net cash proceeds received in a public equity offering of Holdings, the Lead Borrower or a parent entity (with a carryover of unused amounts to subsequent years), (iii) other restricted payments and redemptions and prepayments of subordinated debt in an amount not to exceed the General Restricted Payment Cap (as defined in the Fee Letter), (iv) tax distributions and overhead payments, (v) restricted payments made with certain designated equity contributions and/or equity issuances received after the Closing Date that are excluded from the calculation of the Available Amount and that are not utilized to incur indebtedness pursuant to clause (xi) of paragraph 4 below, (vi) additional restricted payments and redemptions and prepayments of subordinated debtat any time if the Payment Conditions are satisfied, and (vii) the Available Amount.

4. Limitation on indebtedness, which shall, among other things, (i) permit the incurrence of indebtedness if, after giving effect to the incurrence of such indebtedness and the use of proceeds thereof, (A)in the case of indebtedness secured by liens on the Collateral ranking pari passu with the liens on the Collateral securing the Term Facility, the ratio of funded debt outstanding under the Term Facility plus all other funded debt outstanding that is secured by a lien on the Collateral that ranks pari passu with the liens on the Collateral securing the Term Facility (including the Senior Secured Bridge Facility and the Senior Secured Notes (and/or the Senior Secured Securities)) (excluding any funded debt in respect of revolving loans (including ABL Loans) that were incurred for working capital purposes and revolving loans (including ABL Loans) incurred on the date of incurrence (the “Excluded Revolving Loans”) and net of unrestricted cash and cash equivalents) to EBITDA (to be defined in a manner consistent with the Documentation Precedent) (the “Net First Lien Leverage Ratio”)[4] on a Pro Forma Basis is not greater than the First Lien Leverage Incurrence Ratio Level (as defined in the Fee Letter), (B) in the case of indebtedness secured by liens on the Collateral ranking junior to the liens on the Collateral securing the Term Facility, the ratio of all funded debt outstanding that is secured by a lien on the Collateral (excluding any Excluded Revolving Loans and net of unrestricted cash and cash equivalents) to EBITDA (the “Net Secured Leverage Ratio”) on a Pro Forma Basis is not greater than the Secured Leverage Incurrence Ratio

[4]

For purposes of all leverage ratios, if additional debt is incurred to fund any OID or upfront fees in connection with the “Market Flex” and/or “Securities Demand” provisions under the Term Loan/Bridge Fee Letter, then such leverage ratios will be modified upward to reflect any such additional debt.

Exh. B-17

Level (as defined in the Fee Letter), and (C) in the case of other indebtedness (other than indebtedness secured by liens on the ABL Priority Collateral ranking senior to, or pari passu with, the liens on the ABL Priority Collateral securing the ABL Facility), either (x) the ratio of EBITDA to total cash interest expense (excluding interest expense in respect of Excluded Revolving Loans) (the “Interest Coverage Ratio”) on a Pro Forma Basis is not less than 2.00 to 1.00 or (y) the ratio of funded debt outstanding (excluding any Excluded Revolving Loans and net of unrestricted cash and cash equivalents) to EBITDA (the “Net Total Leverage Ratio”) on a Pro Forma Basis is not greater than the Total Leverage Incurrence Ratio Level (as defined in the Fee Letter), (ii) permit the incurrence of additional indebtedness (other than indebtedness secured by liens on the ABL Priority Collateral ranking senior to, or pari passu with, the liens on the ABL Priority Collateral securing the ABL Facility) at any time if the Payment Conditions are satisfied, (iii) permit the incurrence of capital lease obligations, finance lease obligations or other purchase money debt without dollar limit if the Payment Conditions are satisfied, or otherwise in an outstanding principal amount not to exceed the Purchase Money Debt Cap (as defined in the Fee Letter), (iv) include a general basket for indebtedness in an outstanding principal amount not to exceed the General Debt Cap (as defined in the Fee Letter), (v) permit indebtedness incurred or assumed in connection with acquisitions, investments or new projects without limit so long as at the time of incurrence or assumption, after giving effect to such acquisition, investment or new project on a Pro Forma Basis, the applicable ratio level set forth in clause (i) with respect to the type of debt being incurred or assumed is satisfied on a Pro Forma Basis for such acquisition, investment or new project or such applicable ratio is no worse on a Pro Forma Basis for such acquisition, investment or new project than such ratio in effect immediately prior to such acquisition, investment or new project and, in each case for purposes of such calculations, disregarding an aggregate outstanding principal amount of indebtedness not to exceed the Acquisition Debt Cap (as defined in the Fee Letter), (vi) permit securitization financings (including receivables sales and financings), (vii) permit indebtedness existing on the Closing Date (and permitted to be existing on the Closing Date under the Merger Agreement) and permitted refinancings thereof, (viii) permit in debtedness in lieu of, on a dollar-for-dollar basis, indebtedness permitted under the ABL Incremental Facilities, (ix) permit indebtedness of joint ventures and/or indebtedness incurred on behalf thereof or representing guarantees of indebtedness of joint ventures, in an aggregate outstanding principal amount not to exceed the JV Debt Cap (as defined in the Fee Letter), (x) permit indebtedness of non-Guarantor subsidiaries in an aggregate outstanding principal amount not to exceed the Non-Guarantor Debt Cap (as defined in the Fee Letter), (xi) permit indebtedness in an aggregate outstanding principal amount not to exceed 200% of the net cash proceeds received from sale or issuance of qualified equity interests or capital contributions that do not constitute “cure equity” and that are excluded from the calculation of Available Amount, (xii) permit refinancing indebtedness of any debt that was permitted when incurred on terms

Exh. B-18

consistent with the Documentation Precedent; provided that any restrictions with respect to maturity or weighted average life to maturity shall not apply to refinancing indebtedness in an aggregate principal amount outstanding not to exceed the Inside Maturity Date Debt Cap (as defined in the Fee Letter); provided, further, that, unless the debt that is being refinanced has a maturity date prior to the final maturity date of the ABL Facility, any such debt in the form of notes or additional credit facilities that is incurred in reliance on the Inside Maturity Date Cap shall not mature prior to the date that is 91 days outside the final maturity date of the ABL Facility, (xiii) permit bilateral or local facilities incurred by non-Guarantor subsidiaries in an aggregate outstanding principal amount not to exceed the Local Facilities Debt Cap (as defined in the Fee Letter) in addition to bilateral or local facilities incurred by non-Guarantor subsidiaries for working capital purposes without dollar limit, (xiv) permit indebtedness in an aggregate outstanding principal amount not to exceed the aggregate amount of restricted payments that could otherwise be made by the Lead Borrower at the time of such incurrence (with the aggregate principal amount of such indebtedness utilizing such available restricted payment capacity for so long as such indebtedness remains outstanding), (xv) permit the incurrence of indebtedness in an aggregate outstanding principal amount not to exceed the aggregate principal amount of the Term Facility outstanding on the Closing Date (plus the accordion provisions thereof), (xvi) permit indebtedness in an aggregate outstanding principal amount not to exceed the principal amount of the Senior Secured Notes, Senior Secured Bridge Loans and/or Senior Secured Securities outstanding on the Closing Date and (xvii) permit indebtedness in an aggregate outstanding principal amount not to exceed the principal amount of the Senior Unsecured Notes, Senior Unsecured Bridge Loans and/or the Senior Unsecured Securities outstanding on the Closing Date.

5. Limitation on loans and investments, which shall, among other things, (i) include a general basket for investments in an outstanding amount not to exceed the General Investment Cap (as defined in the Fee Letter) plus the Available Amount, (ii) include a basket for investments in similar businesses in an outstanding amount not to exceed the Similar Business Investment Cap (as defined in the Fee Letter), (iii) permit additional investments in joint ventures in an outstanding amount not to exceed the JV Investment Cap (as defined in the Fee Letter), (iv) include an unlimited exception for permitted business acquisitions, including in respect of investments in entities that will become restricted subsidiaries and assets that will be owned by restricted subsidiaries, (v) permit unlimited investments in restricted subsidiaries, (vi) permit additional investments in unrestricted subsidiaries in an outstanding amount not to exceed the Unrestricted Subsidiary Investment Cap (as defined in the Fee Letter) and (vii) permit additional investments at any time if the Payment Conditions are satisfied.

6. Limitation on liens, which shall, among other things, (i) permit the incurrence of liens on assets of non-Guarantor subsidiaries so long

Exh. B-19

as such liens secure obligations of non-Guarantor subsidiaries that are otherwise permitted, (ii) permit the incurrence of liens on non-Collateral assets so long as such liens secure obligations that are otherwise permitted, (iii) permit the incurrence of junior liens on the ABL Priority Collateral (including liens securing notes or additional credit facilities); provided that any such notes or additional credit facilities shall be subject to an intercreditor agreement consistent with the Documentation Precedent, (iv) permit the incurrence of other liens, including senior or pari passu liens, on the Non-ABL Priority Collateral (including liens securing notes or additional credit facilities); provided that any such notes or additional credit facilities shall be subject to an intercreditor agreement consistent with the Documentation Precedent, (v) permit liens securing indebtedness incurred or assumed in connection with acquisitions, investments or new projects that are permitted under clause (v) of paragraph 4 above to the extent such debt is permitted to be secured and tested as secured debt; provided that any such indebtedness shall be subject to an intercreditor agreement consistent with the Documentation Precedent, in the case of liens on the Collateral, (vi) permit liens existing on the Closing Date, (vii) permit liens securing securitization financings (including receivables financings), (viii) include a general basket for liens in an outstanding amount not to exceed the amount of the general debt basket under clause (iv) of paragraph 4 above, (ix) permit liens securing indebtedness of the type permitted under clauses (ii), (iii), (iv), (v), (viii), (x), (xi), (xiii), (xiv), (xv) and (xvi) of paragraph 4 above (provided, that in the case of liens on the ABL Priority Collateral securing indebtedness permitted under clauses (ii), (iv), (v), (viii), (xi), (xiv), (xv) and (xvi) of paragraph 4 above, any such liens on ABL Priority Collateral shall not rank senior to or pari passu with the liens on ABL Priority Collateral securing the ABL Facility and shall be subject to an intercreditor agreement consistent with the Documentation Precedent) and (x) permit refinancing liens of any liens that were permitted when incurred.

7. Limitation on transactions with affiliates (subject to carve outs for, among other things, agreements to pay annual management fees of up to the Management Fee Cap (as defined in the Fee Letter) (with carryover of unused or deferred amounts to subsequent years), transaction fees, including in respect of the Transactions, of up to the Transaction Fee Cap (as defined in the Fee Letter) and termination fees in respect of the termination of any such agreement, which, in each case, will be added back to EBITDA).

8. Limitation on changes in the business of the Lead Borrower and its restricted subsidiaries.

9. Limitation on sale/leaseback transactions.

10. Limitation on restrictions of subsidiaries to pay dividends or make distributions and limitations on negative pledges.

Exh. B-20

11. Limitation on changes to fiscal year.

12. Limitation on modifications to material subordinated debt documents or organizational documents.

13. Holdings covenant consistent with the Documentation Precedent (for the avoidance of doubt, there shall be no restriction on the formation of additional holding companies above Holdings).

For covenant purposes, the Investors and their affiliates shall not be considered affiliates of the Lead Borrower or its subsidiaries with respect to any transaction, so long as such transaction is in the ordinary course of business, or pursuant to an operations management agreement, management services agreement or shared services agreement entered into with the Lead Borrower and/or its subsidiaries or, in each case, amendments thereto or replacements thereof that are not materially adverse to the Lead Borrower or its subsidiaries.

All ratios and calculations shall be measured on a Pro Forma Basis (to be defined in a manner consistent with the Documentation Precedent).

“Payment Conditions” means (i) no Specified Event of Default has occurred and is continuing and (ii) either (A) on a Pro Forma Basis, Specified Availability on the date of such transaction and for the immediately preceding 30 days is greater than or equal to the greater of (i) the Payment Conditions Single Test Availability Percentage (as defined in the Fee Letter) of then-current Availability and (ii) the Payment Conditions Single Test Amount (as defined in the Fee Letter) or (B)(I) on a Pro Forma Basis, Specified Availability on the date of such transaction and for the immediately preceding 30 days is greater than or equal to the greater of (i) the Payment Conditions Dual Test Availability Percentage (as defined in the Fee Letter) of then-current Availability and (ii) the Payment Conditions Dual Test Amount (as defined in the Fee Letter) and (II) the Lead Borrower is in compliance with a Fixed Charge Coverage Ratio (as defined below) of 1.00 to 1.00 on a Pro Forma Basis.

“Fixed Charge Coverage Ratio” means the ratio of (a) EBITDA minus non-financed capital expenditures paid in cash (for the avoidance of doubt, (x) any capital expenditures financed by proceeds of the ABL Loans or other revolving facilities shall not be considered to be financed capital expenditures and (y) any capital expenditures financed with insurance proceeds or with the net proceeds of the sale or issuance of equity interests (including any capital contributions) or any disposition shall be excluded) minus taxes paid in cash (net of cash refunds received) to (b) the sum of cash interest expense and scheduled payments on debt for borrowed money.

Financial Covenant:	Commencing on the last day of the first full fiscal quarter ended after the Closing Date, should Specified Availability be less than the greater of (i) the Covenant Trigger Availability Percentage (as defined in the

Exh. B-21

Fee Letter) of the then-current Availability and (ii) the Covenant Trigger Availability Amount (as defined in the Fee Letter) (“Covenant Triggering Event ”), then until such Covenant Triggering Event shall cease to exist for 20 consecutive days (the “Financial Covenant End Date”), the Lead Borrower shall be required to maintain a Fixed Charge Coverage Ratio of 1.00 to 1.00 (the “ Financial Covenant ”), as determined as of the last day of the most recently ended fiscal quarter prior to such Covenant Triggering Event for which financial statements have been delivered or are required to be delivered and each subsequent fiscal quarter period ending prior to the Financial Covenant End Date for which financial statements have been delivered or are required to be delivered.

For purposes of determining compliance with the Financial Covenant, any cash equity contribution (which shall be common equity or otherwise in a form reasonably acceptable to the Agent) made to Holdings and contributed to the Lead Borrower on or prior to the day that is 10 business days after the later of (x) day on which financial statements are required to be delivered and (y) the date a Covenant Triggering Event occurs during any applicable fiscal quarter that causes the Lead Borrower to fail to comply with the requirements of the Financial Covenant will be included in the calculation of EBITDA solely for the purposes of determining compliance with the Financial Covenant at the end of the applicable fiscal quarter and applicable subsequent periods which include such fiscal quarter (any such equity contribution so included in the calculation of EBITDA, a “Specified Equity Contribution”); provided that (a) in each four consecutive fiscal quarter period, there shall be at least two fiscal quarters in respect of which no Specified Equity Contribution is made, (b) no more than five Specified Equity Contributions may be made during the term of the ABL Facility, (c) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Lead Borrower to be in pro forma compliance with the Financial Covenant, (d) all Specified Equity Contributions shall be disregarded for purposes of determining any financial ratio-based conditions, pricing or any baskets with respect to the covenants contained in the definitive documentation for the ABL Facility and shall not build the Available Amount and (e) there shall be no pro forma reduction in indebtedness with the proceeds of any Specified Equity Contribution for determining compliance with the Financial Covenant for the fiscal quarter in respect of which such Specified Equity Contribution is made (either directly through prepayment or indirectly as a result of the netting of unrestricted cash). For the avoidance of doubt, no Lender shall be required to make any extension of credit during the 10 business day period referred to above unless the Lead Borrower has received the proceeds of such Specified Equity Contribution.

Events of Default:	Only the following (subject to customary thresholds and grace periods to be agreed upon, but no lower or shorter than the Documentation Precedent, and applicable to the Lead Borrower and its restricted subsidiaries and, with respect to the covenant in paragraph 13 of

Exh. B-22

“Negative Covenants” above and bankruptcy related defaults, Holdings): nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross event of default and cross acceleration to material indebtedness; bankruptcy and similar events; material monetary judgment defaults (same dollar threshold as cross default to material indebtedness); ERISA events; invalidity of guarantees or security documents in each case representing a material portion of the guarantees or the collateral; failure to timely deliver a Borrowing Base Certificate; failure to comply with Collection Account mandatory prepayments during the continuation of a Cash Dominion Triggering Event; failure to comply with cash management covenants; and change in control (to be defined in a manner consistent with the Documentation Precedent).

Unrestricted Subsidiaries:	The definitive documentation for the ABL Facility will contain provisions pursuant to which, subject to usage of investment capacity consistent with the Documentation Precedent, and for so long as no event of default would result therefrom, the Lead Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary of the Lead Borrower as an “unrestricted subsidiary” and, so long as no event of default would result therefrom, subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary; provided that with respect to any designation of a subsidiary owning Collateral contributing to Availability under the Borrowing Base in excess of the Increased Borrowing Base Threshold, the Lead Borrower shall deliver to the Agent an updated Borrowing Base Certificate giving effect to such designation on a Pro Forma Basis. Unrestricted subsidiaries will not be subject to the affirmative or negative covenant or event of default provisions of the definitive documentation for the ABL Facility, and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of calculating the financial ratios contained in the definitive documentation on terms consistent with the Documentation Precedent.

Voting:

Amendments and waivers of the definitive documentation for the ABL Facility will require the approval of Lenders consistent with the Documentation Precedent, including, in any event, the following:

(i) amendments or waivers that have the effect of increasing the Borrowing Base or availability thereunder will require the consent of Lenders holding 66 2⁄3% of the commitments; and

(ii) increasing the aggregate size of the ABL Facility (other than any ABL Incremental Facilities) will require the consent of Lenders holding a majority of the commitments; provided that no Lender’s commitment shall be increased without its consent.

Cost and Yield Protection:	Usual for facilities and transactions of this type, consistent with the Documentation Precedent (including, without limitation, customary provisions relating to Dodd-Frank and Basel III).

Exh. B-23

Assignments and Participations:	The Lenders will be permitted to assign ABL Loans and commitments under the ABL Facility with the consent of the Lead Borrower (not to be unreasonably withheld or delayed); provided that such consent of the Lead Borrower shall not be required after the occurrence and during the continuance of a payment or bankruptcy event of default. All assignments will also require the consent of the Agent (subject to exceptions consistent with the Documentation Precedent), the Swingline Lender and the Issuing Bank, not to be unreasonably withheld or delayed. Each assignment will be in an amount of an integral multiple of $5,000,000. The Agent will receive a processing and recordation fee of $3,500, payable by the assignor and/or the assignee, with each assignment.

The Lenders will be permitted to sell participations in ABL Loans and commitments subject to the restrictions set forth herein, in the Commitment Letter and consistent with the Documentation Precedent. Voting rights of participants (i) shall be limited to matters in respect of (a) increases in commitments of such participant, (b) reductions of principal, interest or fees payable to such participant, (c) extensions of final maturity, interest or fee payment dates of the ABL Loans or commitments in which such participant participates and (d) releases of all or substantially all of the value of the Guarantees, or all or substantially all of the Collateral (other than in connection with any release of the relevant Guarantees or Collateral permitted by the definitive documentation for the ABL Facility) and (ii) for clarification purposes, shall not include the right to vote on waivers of defaults or events of default.

Notwithstanding the foregoing, assignments (and, to the extent the Disqualified Lender list is made available to all Lenders, participations; provided that regardless of whether the Disqualified Lender list has been made available to all Lenders, no Lender may sell participations in ABL Loans or commitments to Disqualified Lenders without the consent of the Lead Borrower if the Disqualified Lender list has been made available to such Lender) shall not be permitted to Disqualified Lenders (the list of which may be updated from time to time after the Closing Date with respect to bona fide competitors of the Lead Borrower and any affiliates of such bona fide competitors and will remain on file with the Agent and not be subject to further disclosure); provided that the foregoing shall not apply retroactively to disqualify any assignment or participation interest in the ABL Facility to the extent such assignment or participation interest was acquired by a party that was not a Disqualified Lender at the time of such assignment or participation, as the case may be; provided, further, that the Agent shall have no duties or responsibilities for monitoring or enforcing prohibitions on assignments or participations to Disqualified Lenders. Any assigning Lender shall, in connection with any potential assignment, provide to the Lead Borrower a copy of its request (including the name of the prospective assignee) concurrently with its

Exh. B-24

delivery of the same request to the Agent irrespective of whether or not an event of default relating to payment default or bankruptcy has occurred and is continuing or whether the Lead Borrower otherwise has a consent right.

The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or prospective Lender is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment of ABL Loans, or disclosure of confidential information, to any Disqualified Lender.

Assignments shall not be deemed non-pro rata payments. Non-pro rata prepayments will be permitted to the extent required to permit “extension” transactions and “replacement” facility transactions (with existing and/or new Lenders), subject to customary restrictions consistent with the Documentation Precedent.

Expenses and Indemnification:	Indemnification by the Borrowers of the Agent, Arrangers, Syndication Agent, Documentation Agent, Lenders, Issuing Bank, Swingline Lender, their respective successors and assigns, their respective affiliates and the officers, directors, employees, agents, advisors, controlling persons and members and representatives of each of the foregoing (each, an “Indemnified Person”) for matters arising out of or in connection with the Commitment Letter, the Fee Letter, the Transactions, the ABL Facility, the use or intended use of the proceeds of the ABL Facility, or any related transaction or any claim, actions, suits, inquiries, litigation, investigation or other proceeding (regardless of whether such Indemnified Person is a party thereto and regardless of whether such matter is initiated by the Lead Borrower’s or the Target’s equity holders, creditors or any other third party or by the Lead Borrower, the Target or any of their respective affiliates) that relates to the Transactions, including the ABL Facility, the Merger or any transactions in connection therewith; provided that no Indemnified Person will be indemnified for any loss, claim, damage, cost, expense or liability (i) to the extent determined by a court of competent jurisdiction in a final, non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Person or any of such Indemnified Person’s controlled or controlling affiliates or any or its or their respective officers, directors, employees, agents, advisors, controlling persons or members (collectively, “ Related Persons ”), (ii) arising froma material breach of such Indemnified Person’s (or any of its Related Persons’) obligations under the definitive documentation for the ABL Facility (as determined in a final, non-appealable judgment by a court of competent jurisdiction) or (iii) arising from any claim, actions, suits, inquiries, litigation, investigation or proceeding that does not involve an act or omission of the Borrowers or any of their affiliates and that is brought

Exh. B-25

by an Indemnified Person against any other Indemnified Person (other than any claim, actions, suits, inquiries, litigation, investigation or proceeding against the Agent or any Arranger, Issuing Bank or Swingline Lender or the Documentation Agent or Syndication Agent in its capacity as such). In addition, all reasonable, documented out-of-pocket expenses (including, without limitation, fees, disbursements and other charges of one firm of counsel for all such persons, taken as a whole (and, if necessary, by a single firm of local counsel in each appropriate jurisdiction for all such persons, taken as a whole) (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel with your prior written consent (not to be unreasonably withheld or delayed), of another firm of counsel (and local counsel, if applicable) for such affected Indemnified Person)) of (x) the Agent, Arrangers, the Syndication Agent, the Documentation Agent, the Issuing Bank, the Swingline Lender and the Lenders for the enforcement costs and documentary taxes associated with the ABL Facility, (y) the Agent in connection with the preparation, execution and delivery of any amendment, waiver or modification of the ABL Facility (whether or not such amendment, waiver or modification is approved by the Lenders) and (z) the Agent in connection with collateral audits and appraisals will in each case be paid by the Borrowers if the Closing Date occurs.

Governing Law and Forum:	New York.

Counsel to Agent and Arrangers:	Cahill Gordon & Reindel LLP.

51

ANNEX B-I

Interest Rates:

Subject to “Changes in Interest Rate Margins and Commitment Fees” below, the interest rates under the ABL Facility will be, at the option of the Lead Borrower, Adjusted LIBOR plus the ABL Facility LIBOR Spread (as defined in the Fee Letter) or ABR plus the ABL Facility ABR Spread (as defined in the Fee Letter).

The Lead Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if agreed to by all relevant Lenders, 12 months or, if agreed to by the Agent, a shorter period) for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans determined by reference to the Agent’s Prime Rate (as defined below)) and interest shall be payable at the end of each interest period and, in any event, at least every three months.

“ABR” means the Alternate Base Rate, which is the highest of (a) the rate of interest publicly announced by the Agent as its prime rate in effect at its principal office in New York City (the “Prime Rate”), (b) the federal funds effective rate from time to time plus 0.50% per annum and (c) one-month Adjusted LIBOR plus 1.00% per annum.

“Adjusted LIBOR” means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for the applicable interest period appearing on Reuters Screen LIBOR01 Page (or otherwise on the Reuters screen) or other applicable page or screen for loans denominated in United States Dollars; provided that if Adjusted LIBOR shall be less than zero, such rate shall be deemed zero.

Letter of Credit Fees:	A per annum fee equal (i) in the case of standby letters of credit, the spread over Adjusted LIBOR under the ABL Facility and (ii) in the case of commercial letters of credit, 50% of the spread over Adjusted LIBOR under the ABL Facility, in each case, will accrue on the aggregate face amount of outstanding letters of credit under the ABL Facility, payable in arrears at the end of each quarter and upon the termination of the ABL Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Lenders participating in the ABL Facility pro rata in accordance with the amount of each such Lender’s ABL Facility commitment, with exceptions for Defaulting Lenders. In addition, the Lead Borrower shall pay to the Issuing Bank, for its own account, (a) a fronting fee equal to 0.125% per annum of the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon the termination of the ABL Facility, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

Commitment Fees:	Subject to “Changes in Interest Rate Margins and Commitment Fees” below, the ABL Facility Commitment Fee Percentage (as defined in the

52

Fee Letter) per annum on the average daily undrawn portion (treating swingline drawings as undrawn) of the commitments in respect of the ABL Facility, payable quarterly in arrears after the Closing Date and upon the termination of the commitments, calculated based on the number of days elapsed in a 360-day year. Such fees shall be distributed to the Lenders participating in the ABL Facility (other than the Swingline Lender) pro rata in accordance with the amount of each such Lender’s ABL Facility commitment, with exceptions for Defaulting Lenders.

Changes in Interest Rate Margins and Commitment Fees:

From and after the date of delivery of the first Borrowing Base Certificate:

(i) the interest rate margins will be subject to adjustments as set forth in the definition of Pricing Grid (as defined in the Fee Letter) based upon Excess Availability; and

(ii) the commitment fee will be subject to a stepdown to the ABL Facility Commitment Fee Stepdown Percentage (as defined in the Fee Letter) per annum based on usage equal to or greater than the ABL Facility Commitment Fee Stepdown Usage Percentage (as defined in the Fee Letter).

53

EXHIBIT C

Project Magic

$1,000 million Senior Secured Asset-Based Revolving Credit Facility

Conditions Precedent to Closing5

Subject, in each case, to the Certain Funds Provision, except as otherwise set forth below, the closing of the ABL Facility shall be subject solely to the following additional conditions precedent (which shall be satisfied or waived prior to or substantially simultaneously or substantially concurrent with the other Transactions):

1. The Merger and the closing of the Tender Offer shall be consummated substantially simultaneously or substantially concurrently with the closing under the ABL Facility substantially on the terms described in the Merger Agreement, without giving effect to any amendment, waiver, consent or other modification thereof by Holdings that is materially adverse to the interests of the Lenders (in their capacities as such) unless it is approved by the Lead Arrangers (which approval shall not be unreasonably withheld, delayed or conditioned). For purposes of the foregoing condition, it is hereby understood and agreed that any reduction in the purchase price in connection with the Merger Agreement, other than a reduction in accordance with the terms of the Merger Agreement as in effect on the date hereof (including, without limitation, working capital adjustments), shall be deemed to be materially adverse to the interests of the Lenders (in their capacities as such), unless either such reduction of the purchase price is less than the Purchase Price Reduction Cap (as defined in the Fee Letter), or such reduction is applied as follows: (x) to reduce the required Equity Contribution by the Equity Contribution Reduction Percentage (as defined in the Fee Letter) and (y) to reduce the Term Facility, the Senior Secured Bridge Facility and the Senior Unsecured Bridge Facility on a pro rata basis by the Facilities Reduction Percentage (as defined in the Fee Letter). The Equity Contribution shall have been made (or substantially simultaneously or substantially concurrently with the closing under the ABL Facility shall be made) in at least the amount set forth in Exhibit A (as such amount may be modified pursuant to this paragraph 1).

2. Since the date of the Merger Agreement, no Material Adverse Effect (as defined in the Merger Agreement as in effect on the date hereof) shall have occurred and be continuing.

3. The Financial Institutions shall have received a pro forma consolidated balance sheet and a related pro forma consolidated statement of income of the Lead Borrower and its subsidiaries (based on the financial statements of the Target referred to in paragraph 4 below) as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days before the Closing Date, or, if the most recently completed fiscal period is the end of a fiscal year, ended at least 90 days before the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other statement of income), which reflect adjustments customary for Rule 144A transactions, it being understood that such pro forma financial statements need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R), tax adjustments, deferred taxes or other similar pro forma adjustments).

[5]	All capitalized terms used but not defined herein shall have the meanings assigned thereto in the Commitment Letter to which this Exhibit is attached or in the other Exhibits thereto.

Exh. C-1

4. The Financial Institutions shall have received (a) audited consolidated balance sheets of the Target and its subsidiaries as of the end of, and related consolidated statements of comprehensive income (loss), stockholders’ equity (deficit) and cash flows of the Target and its subsidiaries for, the two most recently completed fiscal years ended at least 90 days before the Closing Date (it being understood and agreed that the audited consolidated balance sheets and related consolidated statements of comprehensive income (loss), stockholders’ equity and cash flows of the Target and its subsidiaries as of and for the fiscal years ended February 2, 2019 and February 1, 2020 contained in the Target’s reports with the SEC on Form 10-K shall satisfy the foregoing requirement for the years then ended and the periods covered thereby) and (b) unaudited consolidated balance sheets of the Target and its subsidiaries as of the end of, and related consolidated statements of comprehensive income (loss), stockholders’ equity (deficit) and cash flows of the Target and its subsidiaries for, each subsequent fiscal quarter ended at least 45 days before the Closing Date (other than any fiscal fourth quarter) after the most recent fiscal period for which audited financial statements have been provided pursuant to clause (a) hereof (it being understood that the unaudited consolidated balance sheet and related consolidated statements of comprehensive income (loss), stockholders’ equity (deficit) and cash flows of the Target and its subsidiaries for the fiscal quarters ended May 2, 2020, August 1, 2020 and October 31, 2020 contained in the Target’s reports with the SEC on form 10-Q shall be deemed to satisfy such requirement with respect to such fiscal quarters), in each case prepared in accordance with GAAP; provided that the filing of the foregoing financial statements with the Securities and Exchange Commission within the time periods specified in clauses (a) and (b) above will satisfy the foregoing requirements.

5. The Lead Borrower shall have used commercially reasonable efforts to ensure that (i) the Financial Institutions shall have received, not later than 15 consecutive days prior to the Closing Date, a Confidential Information Memorandum to be used in connection with the syndication of the ABL Facility and (ii) the Arrangers shall have been afforded a period of at least 15 consecutive days following receipt of such Confidential Information Memorandum to seek to syndicate the ABL Facility; provided that July 4, 2021 and July 5, 2021 shall not count as days for purposes of such 15 consecutive day period (provided, however, that such exclusion shall not restart such period).

6. All fees required to be paid on the Closing Date in respect of the ABL Facility pursuant to the Commitment Letter and the Fee Letter and reasonable and documented out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter with respect to expenses, to the extent invoiced at least three business days prior to the Closing Date, shall, upon the closing of the ABL Facility, have been paid (which amounts may be offset against any proceeds of the ABL Facility on the Closing Date).

Notwithstanding anything in this Exhibit C, the Commitment Letter, the Term Sheet, the Fee Letter or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (a) the only representations (and related defaults) the making or accuracy of which shall be a condition to the availability and funding of the ABL Facility on the Closing Date shall be (i) such of the representations made by the Target with respect to the Target and its subsidiaries in the Merger Agreement as are material to the interests of the Lenders (in their capacities as such) (but only to the extent that Holdings has the right (taking into account any applicable cure provisions) to terminate its obligations under the Merger Agreement (in accordance with the terms of the Merger Agreement) as a result of a breach of such representations in the Merger Agreement) (the “Target Representations”) and (ii) the Specified Representations (as defined below) made by the Borrowers and the Guarantors in the definitive documentation for the ABL Facility, and (b) the terms of the definitive documentation for the ABL Facility shall be such that they do not impair the availability of the ABL Facility on the Closing Date if the conditions set forth in this Exhibit C, in Section 6 of the Commitment Letter and in the Term Sheet under the paragraph titled “Conditions Precedent to Closing” are satisfied or waived (it being understood that, to the extent any security interest in the intended Collateral or any deliverable related to

Exh. C-2

the perfection of security interests in the intended Collateral (other than any Collateral the security interest in which may be perfected by the filing of a UCC financing statement or the possession of the stock certificate of Merger Sub and, to the extent received from Target on the Closing Date after using commercially reasonable efforts, any wholly-owned domestic subsidiary), is not or cannot be provided and/or perfected on the Closing Date (1) without undue burden or expense or (2) after your use of commercially reasonable efforts to do so, then the provision and/or perfection of such security interest(s) or deliverable shall not constitute a condition precedent to the availability of the ABL Facility on the Closing Date but shall be required to be delivered after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Agent and the Lead Borrower). “Specified Representations” means the representations of the Borrowers and the Guarantors (to the extent applicable to such Guarantor in the Documentation Precedent) in the definitive documentation with respect to the ABL Facility relating to incorporation, corporate power and authority to enter into the definitive documentation relating to the ABL Facility, due authorization and execution of the definitive documentation relating to the ABL Facility, no conflict with the Borrowers’ or the Guarantors’ organizational documents with respect to the definitive documentation relating to the ABL Facility, delivery and enforceability of such financing documentation, Closing Date solvency on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby (solvency to be defined in a manner consistent with the solvency certificate set forth in Exhibit D hereto), Federal Reserve margin regulations, the Investment Company Act, PATRIOT Act, the creation, validity and perfection of the security interest granted in the intended Collateral to be perfected (except as provided above) and, with respect to the use of proceeds of the ABL Facility, FCPA, OFAC and laws against sanctioned persons.

Exh. C-3

EXHIBIT D

FORM OF

SOLVENCY CERTIFICATE

[                ], 20[    ]

This Solvency Certificate is delivered pursuant to Section [    ] of the Asset Based Revolving Credit Agreement dated as of [                ], 20[    ], among [                    ] (the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned hereby certifies, solely in [his][her] capacity as an officer of the Lead Borrower and not in [his][her] individual capacity, as follows:

1. I am the [Chief Financial Officer] of the Lead Borrower. I am familiar with the Transactions, and have reviewed the Credit Agreement, financial statements referred to in Section [    ] of the Credit Agreement and such documents and made such investigation as I have deemed relevant for the purposes of this Solvency Certificate.

2. As of the date hereof, immediately after giving effect to the consummation of the Transactions, on and as of such date (i) the fair value of the assets of the Lead Borrower and its subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Lead Borrower and its subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Lead Borrower and its subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Lead Borrower and its subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Lead Borrower and its subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Lead Borrower and its subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

3. As of the date hereof, immediately after giving effect to the consummation of the Transactions, the Lead Borrower does not intend to, and the Lead Borrower does not believe that it or any of its subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such subsidiary and the timing and amounts of cash to be payable on or in respect of its debts or the debts of any such subsidiary.

This Solvency Certificate is being delivered by the undersigned officer only in [his][her] capacity as [Chief Financial Officer] of the Lead Borrower and not individually and the undersigned shall have no personal liability to the Administrative Agent or the Lenders with respect thereto.

[Remainder of Page Intentionally Left Blank]

Exh. D-1

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on the date first written above.

[ ]

By:

Name:
Title: [Chief Financial Officer]

Exh. D-2